UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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WERNER ENTERPRISES, INC.
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Post Office Box 45308
Omaha, Nebraska 68145-0308

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2020

Dear Stockholders:
Notice is hereby given that the 2020 Annual Meeting of Stockholders of Werner Enterprises, Inc., a Nebraska corporation (the “Company”), will be held at the Embassy Suites Omaha-La Vista Hotel & Conference Center*, 12520 Westport Parkway, La Vista, Nebraska, on Tuesday, May 12, 2020, at 10:00 a.m. Central Time for the following purposes:

1.	To elect two Class II directors to each serve for a three-year term expiring at the 2023 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

2.	To approve an advisory resolution on executive compensation.

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.
Only stockholders of record at the close of business on March 23, 2020, will be entitled to receive notice of and to vote at the 2020 Annual Meeting or any adjournment thereof.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2020: This Notice of Annual Meeting of Stockholders presents only an overview of the more complete enclosed proxy materials comprised of the Company’s (i) 2020 Proxy Statement and (ii) 2019 Annual Report to Stockholders (containing our Annual Report on Form 10-K for 2019). Copies of the proxy materials are available, without charge, on the Company’s website (http://www.werner.com under the “Investors” link). The enclosed proxy materials contain important information about the Company and 2020 Annual Meeting, and you are encouraged to review these documents before voting.
Your vote is important. Whether or not you attend the meeting, please vote and submit your proxy as promptly as possible using one of the voting methods described in the Proxy Statement. If you hold your shares through a brokerage firm, bank or other nominee, follow the instructions you receive from them to vote your shares.

By Order of the Board of Directors,

James L. Johnson
Omaha, Nebraska	Executive Vice President, Chief Accounting Officer
April 3, 2020	& Corporate Secretary

* As part of our precautions regarding COVID-19, we are planning for the possibility of a hybrid style annual meeting, with a physical presence limited only to required Werner employees and teleconference availability for our shareholders. If we take this step, we will announce the decision to do so in advance in a filing with the Securities and Exchange Commission, and details on how to participate will be available at http://www.werner.com under the “Investors” link.

i

WERNER ENTERPRISES, INC.
Post Office Box 45308
Omaha, Nebraska 68145-0308
________________

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
MAY 12, 2020
________________________

INTRODUCTION

We are sending you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors (the “Board”) for the 2020 Annual Meeting of Stockholders of Werner Enterprises, Inc. The 2020 Annual Meeting will be held for the purposes set forth in the Notice of Annual Meeting of Stockholders on the cover page of this Proxy Statement. We are mailing the Proxy Statement, proxy and our Annual Report to Stockholders for the year ended December 31, 2019 (the “2019 Annual Report”) on or about April 3, 2020.

In this Proxy Statement, we also use the following terms and abbreviations:

•	We refer to Werner Enterprises, Inc. as the “Company,” “we,” “our” or “us.”

•	The 2020 Annual Meeting of Stockholders is referred to as the “Annual Meeting” or “2020 Annual Meeting.”

•	References to “2019” and “for the year ended December 31, 2019” mean the Company’s fiscal year for the period beginning January 1, 2019 and ending December 31, 2019.

•	The term “executive officers” means those executives listed in the Executive Officer Information section of this Proxy Statement.

•	The term “Proxy Materials” means and consists of this Proxy Statement, the proxy relating to the 2020 Annual Meeting and the 2019 Annual Report.

•
We also refer to our “website,” which means the Internet website available at http://www.werner.com under the “Investors” link, as provided in the Internet Website and Availability of Materials section of this Proxy Statement.

This Proxy Statement and our 2019 Annual Report are available on our website. In these Proxy Materials, we refer to certain reports and forms that we have filed with the U.S. Securities and Exchange Commission (the “SEC”). All of our SEC filings are available on our website, as well as the SEC website at www.sec.gov. You may also request copies of our SEC filings and Proxy Materials from our Corporate Secretary at the contact information provided in the Contacting the Corporate Secretary and Executive Offices section of this Proxy Statement.

ANNUAL MEETING INFORMATION

The 2020 Annual Meeting of Stockholders will be held at 10:00 a.m. local Central Daylight time on Tuesday, May 12, 2020, at the Embassy Suites Omaha-La Vista Hotel & Conference Center, and at any adjournment(s) thereof. The Embassy Suites Omaha-La Vista Hotel & Conference Center is located at 12520 Westport Parkway in La Vista, Nebraska, which is situated near U.S. Interstate 80 and the Giles Road exit (Exit 442) in La Vista’s Southport development. Should you require additional directions to attend the meeting and vote in person, you may contact our Corporate Secretary at the contact information provided in the Contacting the Corporate Secretary and Executive Offices section.

VOTING INFORMATION AND INSTRUCTIONS

Record Date. The record date for the Annual Meeting is March 23, 2020. On the record date, 69,086,736 shares of common stock ($0.01 par value) were outstanding. At the Annual Meeting, each stockholder will be entitled to one vote (in person or by proxy) per share that is owned of record at the close of business on March 23, 2020. Our stock transfer books will not be closed. On March 23, 2020, the closing market price of our common stock as reported on the NASDAQ Global Select MarketSM was $31.33 per share.

Quorum. For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, either in person or by proxy, of a majority of all outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Both abstentions and broker non-votes are counted for the purpose of determining whether a quorum is present for the transaction of business. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained. “Broker non-votes” are shares held by a brokerage firm, bank or other nominee (collectively, a “broker”) that are represented by proxy at the Annual Meeting, but the broker has not received voting instructions from the beneficial owner of such shares and does not have discretionary voting power for certain matters.

Stockholders Eligible to Vote and Voting Methods. Only stockholders of record as of the close of business on the record date are entitled to receive notice of, attend and vote at the Annual Meeting. How you hold your shares determines the method by which you may vote your shares. Most of the Company’s stockholders hold their shares through a broker, bank or other nominee rather than in their own name. As summarized below, there are some distinctions between registered shares and those owned beneficially.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent (Equiniti Trust Company), you are considered a “registered stockholder” and the stockholder of record with respect to those shares. If you are a registered stockholder, you may vote your shares by mail using the enclosed proxy and postage-paid return envelope and by following the instructions appearing on the proxy. As a registered stockholder, you may also vote your shares in person at the Annual Meeting by notifying and obtaining a ballot from the Corporate Secretary prior to the occurrence of any votes.

Beneficial Owners. If your shares are held in a brokerage account, bank or other nominee, you are considered a “beneficial owner” of shares, and you have the right to instruct your broker how to vote the shares held in your account. Your broker will inform you as to how your shares may be voted by proxy, including whether Internet or telephonic voting options are available. As a beneficial owner of shares, you may not vote in person at the Annual Meeting unless you obtain from your broker a legal proxy that gives you the right to vote the shares.

Regardless of how you hold your shares, your right to vote in person at the Annual Meeting is not affected by signing and returning the proxy by mail (as generally done by registered stockholders) or by submitting your proxy pursuant to your broker’s instructions (as done by beneficial owners, commonly by the Internet or telephone).

Voting Your Proxy and Designated Proxy Holders. When a proxy is executed and returned (and not revoked) prior to the Annual Meeting, the proxy will be voted according to the instructions you made when granting the proxy. Unless you specify otherwise or if no choice is indicated on your proxy, all shares of our common stock represented by the proxy will be voted:

(i)	FOR the election of ALL nominees for Class II director (Proposal 1);

(ii)	FOR the approval of the advisory resolution on executive compensation (Proposal 2);

(iii)	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2020 (Proposal 3); and

(iv)	In accordance with the best judgment of the named proxy on any other matters properly brought before the Annual Meeting or any adjournment thereof. See Other Matters in this Proxy Statement.

For purposes of the 2020 Annual Meeting, Clarence L. (“CL”) Werner and Derek J. Leathers will act as the appointed and authorized “Designated Proxy Holders.” Your executed proxy appoints each of the Designated Proxy Holders as your duly authorized attorney-in-fact and gives the applicable Designated Proxy Holder the power to represent and vote at the Annual Meeting all shares of our outstanding common stock that you are entitled to vote. The Designated Proxy Holders will vote your shares as instructed by you on your proxy. If you do not provide voting instructions on the proposals discussed in this Proxy Statement, or for any other matters properly presented at the Annual Meeting, your proxy also gives each of the Designated Proxy Holders the discretionary authority to vote your shares represented thereby as noted in this Proxy Statement and in accordance with his best judgment.

Revoking Your Proxy. Any stockholder who delivers an executed proxy has the right to revoke the proxy at any time prior to the call to vote at the Annual Meeting. You may revoke your proxy before the Annual Meeting by (i) delivering a written and executed notice of revocation of the proxy to the Corporate Secretary at our executive offices prior to the Annual Meeting, (ii) executing and delivering a new proxy with a later date before the Annual Meeting or (iii) attending the Annual Meeting, informing the Corporate Secretary of your proxy revocation and voting in person. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

Cumulative Voting in Director Elections. With respect to the election of directors, Company stockholders (or their proxy holder, if one is appointed) have cumulative voting rights under the laws of the State of Nebraska. This means that you (or your proxy holder) may: (i) vote your shares for as many directors as are to be elected; (ii) cumulate your shares and give one director nominee an amount of votes equal to the total number of directors to be elected multiplied by the total number of your shares; or (iii) distribute an amount of votes calculated as described in section (ii) among as many director nominees as you desire. If you wish to vote cumulatively, you must vote in person or give your specific cumulative voting instructions to the selected proxy, and your instructions must indicate the number of votes represented by your shares that are to be cast for one or more of the director nominees. The solicitation of proxies on behalf of the Board of Directors includes a solicitation for discretionary authority to cumulate votes. You may withhold authority to vote for any nominee(s) by striking through the name(s) of such nominee(s) on the accompanying proxy.

Votes Required for Proposals and Voting Process. If you are a beneficial owner, certain exchange rules govern how brokers can vote your shares. If your broker does not receive voting instructions from you, the broker may generally vote your shares on certain routine matters but cannot vote your shares on the election of directors, corporate governance proposals and other non-routine matters; these broker non-votes will not be treated as votes cast at the Annual Meeting on non-routine matters. With respect to the proposals described in this Proxy Statement to be voted on at the 2020 Annual Meeting, the election of directors (“Proposal 1”) and approval of the advisory resolution on executive compensation (“Proposal 2”) constitute non-routine matters. The ratification of the appointment of our independent registered public accounting firm (“Proposal 3”) is considered a routine matter.

The following votes are required for the three proposals discussed in this Proxy Statement to be voted on at the Annual Meeting, assuming the presence of a quorum:
Proposal 1. Directors are elected when they receive a plurality of affirmative votes cast by holders of the outstanding shares of our common stock, present or represented by proxy, at the Annual Meeting and entitled to vote thereon. This means the two nominees receiving the highest number of votes at the Annual Meeting, after taking into account any cumulative voting, will be elected to the Board. Abstentions and broker non-votes will not impact the election of directors.

Proposal 2. The approval of the advisory resolution on executive compensation will be decided by the affirmative vote of a majority of the outstanding shares of our common stock, present or represented by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions will be counted as votes cast and will have the same effect as a vote against the resolution. Broker non-votes will not be counted as votes cast and will have no effect on the outcome of such vote.

Proposal 3. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the outstanding shares of our common stock, present or represented by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions will be counted as votes cast and will have the same effect as a vote against the matter. Broker non-votes will also be counted as votes cast; however, because brokers may vote on this routine matter, no broker non-votes are expected in connection with this Proposal 3.

Voting Results. Our Corporate Secretary has been appointed by the Board to serve as the inspector of election for the Annual Meeting. Proxies and ballots will be received and tabulated by the inspector of election. Preliminary voting results will be announced at the Annual Meeting, and the inspector of election will then calculate final voting results. We will disclose the Annual Meeting voting results on a Current Report on Form 8-K filed with the SEC in accordance with SEC rules.

Stockholder Privacy. As a matter of Company policy, we keep all proxies, ballots and voting tabulations that identify individual stockholders private and confidential. Such documents are available for examination only by the inspector of election and certain Company representatives who assist with processing proxies and tabulating the vote. Stockholder votes are not otherwise disclosed, except as may be necessary to meet legal requirements.

EXPENSES OF SOLICITATION

We will bear all costs of this proxy solicitation, including expenses for the preparation, printing, assembly and mailing of materials. Some of our directors, officers and employees may also solicit proxies in person or by the Internet, telephone or other electronic communications, and they will not receive any additional compensation for making such solicitations. We will also reimburse brokerage firms and other custodians and fiduciaries for all reasonable expenses incurred for forwarding Proxy Materials to beneficial owners of our stock in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy will help to avoid additional expense in the event the Company retains an outside firm to solicit proxies.

OTHER MATTERS

On the date of mailing this Proxy Statement, the Board of Directors knows of no other matters to be brought before stockholders at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are properly presented at the meeting, your signed proxy authorizes the Designated Proxy Holder to vote the shares represented thereby in his discretion and according to his best judgment.

Assuming the presence of a quorum, all other matters that properly come before the Annual Meeting will each require the affirmative vote of a majority of the outstanding shares of our common stock, present or represented by proxy, at the Annual Meeting and entitled to vote thereon.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Articles of Incorporation provide that the Board may be divided into two or three separate classes of directors. Each class must consist of not less than two, nor more than five, directors, and the classes should be nearly equal in number as possible. Our By-Laws provide for a range of not less than seven nor more than nine directors, divided into three classes (Class I, II and III), and each class should have the same number of directors to the extent possible. Directors hold office for a term of three years and until a successor is elected and qualified. The terms of office for each class of current directors expire at the annual meeting of stockholders in the following years: Class I, 2022; Class II, 2020; and Class III, 2021.

DIRECTOR NOMINEES

You will be asked to elect two directors in Class II to each serve for a three-year term expiring at the 2023 Annual Meeting of Stockholders and until his or her respective successor is elected and qualified. The two nominees for Class II director at the 2020 Annual Meeting are:

Gerald H. Timmerman	Diane K. Duren
Mr. Timmerman and Ms. Duren are current Class II directors whose terms will expire at the 2020 Annual Meeting and have been nominated by the Board for re-election. On March 24, 2020, Gregory L. Werner, a Class II director, provided notice of his decision to retire from the Board effective March 24, 2020. As a result, the size of the Board decreased from nine members to eight members on March 24, 2020. The Company’s By-Laws require not less than seven nor more than nine directors. The individual qualifications, skills and experience of the nominees for director are discussed in their respective biographies in the following Director Information section.

Each of the nominees designated in this Proxy Statement has indicated his or her intention to serve as a director if elected, and the Board does not know of any reason why any nominee will be unavailable for election. In the event any nominee becomes unwilling or unable to serve as a director, the shares represented by your accompanying proxy will be voted for any substitute nominee designated by the Board, unless you expressly withhold (whether on your proxy or in person at the Annual Meeting) authority to vote your shares for the unavailable nominee or substitute nominee.

There are no arrangements or understandings between any of the nominees and any other person pursuant to which any of the nominees was selected as a nominee.

DIRECTOR INFORMATION

Identified in the table below are the director nominees and the directors whose terms will continue after the 2020 Annual Meeting. Certain information provided to us by our directors regarding their qualifications, skills and experience is also set forth in the biographies following the table. Family relationships between any directors and executive officers, who served at any time during 2019, are noted in the relevant biographies. None of the corporations or other organizations referenced in the biographies is a parent, subsidiary or affiliate of the Company.

MEMBERS OF THE BOARD OF DIRECTORS
Name	Principal Occupation	Term Ends	Class
Clarence L. Werner	Executive Chairman of Werner Enterprises, Inc.	2021	III
Kenneth M. Bird, Ed.D.	President & Chief Executive Officer of Avenue Scholars	2022	I
Patrick J. Jung	Former Chief Operating Officer of Surdell & Partners LLC	2021	III
Dwaine J. Peetz, Jr., M.D.	Former Thoracic Surgeon; Former Clinical Assistant Professor of Surgery at Creighton University School of Medicine and University of Nebraska Medical Center	2022	I
Gerald H. Timmerman	President of Timmerman & Sons Feeding Co., Inc.	2020	II
Diane K. Duren	Former Executive Vice President and Corporate Secretary of Union Pacific Corporation	2020	II
Michael L. Gallagher	Chairman Emeritus of Gallagher & Kennedy	2021	III
Jack A. Holmes	Chairman and director of EmergeTMS; Former President of UPS Freight	2022	I

CLARENCE L. WERNER, 82, operated Werner Enterprises as a sole proprietorship from 1956 until the incorporation of Werner Enterprises, Inc. in September 1982. He has been a Company director since that time and also served as President until 1984. He served as our Chief Executive Officer (“CEO”) from 1984 until February 2007, and he was Chairman from 1984 until May 2011. He served as Chairman Emeritus from May 2011 until August 2015, at which time he was elected as Chairman and assumed the responsibility of Chief Executive Officer. On May 10, 2016, he stepped down as CEO and became Executive Chairman. As our founder, Mr. Werner has been actively involved in the Company’s business and operations since its inception over 60 years ago. As a result of these professional experiences, Mr. Werner brings to the Board a unique understanding of our business and operations attributed to his long-standing commitment to, management of and involvement with the Company for over 60 years, as well as his significant and extensive knowledge of the transportation industry. Mr. Werner is the father of Gregory L. Werner.

KENNETH M. BIRD, ED.D., 72, was appointed by our Board of Directors in 2002 to fill a vacant directorship position and was subsequently elected by the stockholders. Dr. Bird is currently the President & Chief Executive Officer of Avenue Scholars, a nonprofit entity that serves youth education in Omaha, Nebraska. Dr. Bird previously served as Superintendent of Westside Community Schools in Omaha, Nebraska from 1992 until May 2008, and he also held various administrative positions with Westside Community Schools since 1981. He was employed by the Nebraska Department of Education from 1974 to 1981 and as a special education teacher at Westside Community Schools from 1970 to 1974. Dr. Bird’s broad range of board experience is also considerable and extensive. He is active in local, state and national professional organizations as a member of various advisory councils, committees and task forces. Dr. Bird serves as a director or trustee on a number of civic boards, and he has been the recipient of several professional, leadership and community service awards. He possesses significant overall board experience, administrative competence, executive and financial experience and proven leadership skills that enhance our Board’s diversity and discussions. As a result of these professional and other experiences, Dr. Bird brings to the Board a broad perspective of our community and an appreciation of corporate governance principles that contribute to the collective qualifications, skills and experience of our Board of Directors.

PATRICK J. JUNG, 72, was elected as a Company director in 2003. In June 2018, Mr. Jung retired from his position as Chief Operating Officer of Surdell & Partners LLC, an advertising company in Omaha, Nebraska. Prior to his position with Surdell & Partners LLC, Mr. Jung was a practicing certified public accountant with KPMG LLP for 30 years, 20 years of which he served as an audit partner. He was also the audit engagement partner on the Company’s annual audit for the year ended December 31, 1999 prior to his retirement from KPMG LLP in 2000. Mr. Jung is a member of the

Board of Managers of Burlington Capital Group LLC, which acts as the Board of Managers of America First Multifamily Investors, L.P., a publicly traded company, and serves on its audit and compensation committees. Located in Omaha, Nebraska, Burlington Capital Group LLC’s business involves real estate, money management and emerging markets. Mr. Jung is a director and officer of the Omaha Zoological Society. Mr. Jung has significant knowledge and experience in financial management, accounting processes and corporate governance that is derived from his professional and other experiences. He brings to our Board substantial accounting and financial expertise and sophistication, exceptional administrative proficiency, overall board experience and comprehension of our business operations and industry that contribute to the Board’s collective qualifications, skills and experience. Mr. Jung also qualifies as an audit committee financial expert and serves as Chair of our Audit Committee and served as Chair of our Compensation Committee during 2019.

DWAINE J. PEETZ, JR., M.D., 69, was appointed by our Board of Directors in May 2011 to fill a vacant directorship position and was elected by the stockholders at the 2012 Annual Meeting. Dr. Peetz is a thoracic surgeon from Omaha, Nebraska and retired from practice in 2011. He was formerly the Assistant Clinical Professor of Surgery at the Creighton University School of Medicine and the Clinical Assistant Professor of Surgery at the University of Nebraska Medical Center, both of which are nationally recognized and accredited medical schools located in Omaha, Nebraska. From 1991 to 1999, he was also the chairman of the department of surgery for the Alegent Health Bergan Mercy Medical Center in Omaha, Nebraska. During his distinguished career, Dr. Peetz acquired comprehensive leadership, board and administrative experience. He has been active in various professional organizations, served as the chairman and a member of several affiliated hospital committees and authored numerous medical publications and abstracts. Because of these professional experiences, Dr. Peetz brings to the Board an important and unique point of view regarding organizational and operational management issues, business administration and financial knowledge, public health and safety expertise and valuable management insight. His sophisticated professional perspective and overall administrative adeptness are beneficial and contribute to the collective qualifications, skills and experience of our Board of Directors.

GERALD H. TIMMERMAN, 80, was appointed by our Board of Directors in May 2016 to fill a vacant directorship position and was elected by the stockholders at the 2017 Annual Meeting. Mr. Timmerman was previously a director of the Company from 1988 to 2011. Since 1969, Mr. Timmerman has been and currently serves as President of Timmerman & Sons Feeding Co., Inc., a cattle feeding, ranching and beef production enterprise based in Springfield, Nebraska, with operations in several Midwestern states. Mr. Timmerman is also a partner in several other privately held entities that engage in integrated agricultural business operations. As a result of these and other professional experiences, as well as his prior service on the boards of directors of several privately held and civic organizations, Mr. Timmerman brings to our Board substantial business experience, financial acumen and outside board experience that contributes to the Board’s collective qualifications, skills and experience.

DIANE K. DUREN, 60, was elected as a director of the Company in 2017. In February 2017, Ms. Duren retired from Union Pacific Corporation, having served as Executive Vice President, Chief Administrative Officer and Corporate Secretary for four years, after serving as Vice President and General Manager–Chemicals in Marketing & Sales. Since joining Union Pacific in 1985, she held a variety of positions in the Finance and Marketing & Sales departments, including Vice President and General Manager–Agricultural Products. In 2012, Ms. Duren was one of the honorees of the Women’s Center for Advancement Tribute to Women, and she was awarded the Creighton University College of Business Alumni Merit Award in 2011. Prior to her employment at Union Pacific, she was a certified public accountant with Deloitte, Haskins & Sells in Omaha. Ms. Duren is a member of the board of directors of U.S. Silica Holdings, Inc. and serves on its audit and compensation committees. She has been active on multiple community and industry boards including American Red Cross, of which she served as chair of the Heartland Chapter in 2010 and 2011. In 2014, Ms. Duren was appointed by Omaha Mayor Jean Stothert to the Metropolitan Entertainment & Convention Authority Board of Directors and in 2019 was reappointed by the Omaha City Council and is the current Chairwoman of the Board. She also serves on the Board of Children’s Hospital and Medical Center as Chair. In 2018, Ms. Duren joined Peter Kiewit Foundation as a Community Advisor, and she became a trustee of the foundation in September 2019. Ms. Duren’s vast experience in the transportation industry, multiple leadership roles, and accounting and financial experience add great value and insight to the Board. Ms. Duren served as Chair of our Nominating and Corporate Governance Committee during 2019 and was appointed Chair of our Compensation Committee effective April 2020.

MICHAEL L. GALLAGHER, 75, was appointed by our Board of Directors in August 2017 to fill a vacant directorship position. Mr. Gallagher is Chairman Emeritus of the law firm Gallagher & Kennedy in Phoenix, Arizona, a position he has held since 2001. Mr. Gallagher served as President of Gallagher & Kennedy from 1978 through 2000. Mr. Gallagher is a member of the board of directors of Pinnacle West Capital Corporation (and its subsidiary, Arizona Public

Service Company), a NYSE listed company, and Cancer Treatment Centers of America, Western Regional Medical Center. He has served as Chairman of the nuclear and operating committee of Pinnacle West Capital Corporation since 2004 and also serves on its corporate governance committee. He previously served as a director of AMERCO, the parent company of U-Haul International, Inc. Mr. Gallagher’s vast experience as legal counsel to numerous public and private corporations combined with his knowledge and experience from participating on the boards of other publicly-traded and private companies and his extensive experience addressing corporate governance matters gives him a unique perspective that serves the Board well.

JACK A. HOLMES, 60, was appointed by our Board of Directors in August 2018 to fill the directorship position created by the expansion of the Board in 2018. Mr. Holmes served as President of UPS Freight from 2007 until his retirement in 2016. He began his career in transportation in 1979 outside of Philadelphia, Pennsylvania, when he joined UPS and served in several positions before holding leadership positions in Operations, Engineering and Human Resources. He also led the UPS transition team for the 2005 purchase of Overnite Transportation, now UPS Freight. Mr. Holmes currently serves as the Chairman and a director of EmergeTMS in Scottsdale, Arizona and is a member of the board of directors of Redwood Logistics, LaserShip and Link Labs. With his extensive leadership experience in the transportation industry, Mr. Holmes adds thoughtful insight through industry expertise to our Board of Directors. Mr. Holmes was appointed Chair of our Governance Committee effective April 2020.

RECOMMENDATION OF THE BOARD OF DIRECTORS — PROPOSAL 1

The Board of Directors unanimously recommends that stockholders vote FOR the election of each director nominee. The Designated Proxy Holder of proxies solicited by the Board in this Proxy Statement will vote the proxies as directed on each proxy, or if no instruction is made, for the election of all director nominees.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE DETERMINATIONS

The Board has affirmatively determined that all members of our Board of Directors are independent pursuant to SEC rules and the listing standards adopted by NASDAQ, except for CL Werner and Gregory L. Werner. The Board has also determined that each member of the three Board committees satisfies the applicable independence requirements of NASDAQ and the SEC.

At its annual meeting, the Nominating and Corporate Governance Committee reviewed the (i) legal and regulatory standards for assessing Board and Board committee independence, (ii) criteria for determining a director’s “audit committee financial expert,” “non-employee director” and “outside director” status and (iii) responses to annual questionnaires completed by our directors. After completing its review, the Nominating and Corporate Governance Committee submitted its independence recommendations to our Board. Our Board then made its independence determinations based on the committee’s recommendations and after considering the information available to the committee.

ROLE AND LEADERSHIP OF THE BOARD OF DIRECTORS

One of the primary roles of the Board of Directors is to oversee our senior management in the competent and ethical operation of our business and to ensure that our stockholders’ interests are being properly served. To achieve these objectives, the Board establishes and maintains high standards of responsibility and ethics that, when consistently applied and followed, contribute to our business’s overall success.

The Executive Chairman presides over each Board meeting and is actively involved in determining agendas for Board meetings and serving as a liaison between our Board and management. The Board appoints our Executive Chairman and our Chief Executive Officer. CL Werner serves as our Executive Chairman, and Derek J. Leathers serves as our President and Chief Executive Officer. Each individual was appointed by our Board to serve in his current position until he resigns, is removed, or is unable to serve due to death or incapacity, pursuant to Section 2 of Article III of our By-Laws.

The positions of Chairman and CEO are held by two individuals instead of the same person. We believe our current leadership structure is effective for us. This configuration demonstrates to our stockholders, employees and customers that our primary leadership roles are served by two qualified people who each have an extensive depth of knowledge about the Company’s business and industry and are committed to our development and success. Although CL Werner is not an independent director, as our founder he demonstrates a long-standing dedication to and significant ownership interest in the Company.

Our independent directors regularly meet in “executive sessions,” which are meetings conducted without the presence of management. These executive sessions are typically conducted after each quarterly Audit Committee meeting and may also be held when deemed appropriate by the independent directors. Our Audit Committee is currently comprised solely of five of our seven independent directors, each of whom typically attends each Audit Committee meeting. Our independent directors do not formally select a lead independent director to preside over their executive sessions. Rather, Mr. Jung, Chair of the Audit Committee, presides over the executive sessions of the independent directors, and he also acts as a liaison between the independent directors, management and the full Board. Further information regarding the 2019 executive sessions is provided under the Committees of the Board of Directors section.

We believe that separating the Chairman and CEO positions, having the majority of our Board and each Board committee comprised of independent directors (who meet regularly in executive sessions) and having independent directors serve as Chairs of our Board committees provides an effective and strong leadership structure for the Company. Our Board has the flexibility to continue or modify our leadership structure in the future, as the Board deems appropriate.

BOARD OVERSIGHT OF RISK MANAGEMENT

Company management is responsible for risk assessment and mitigation on a Company-wide basis, and our Board oversees and reviews these risk management efforts overall. Our Board believes that risk oversight fundamentally includes understanding the material risks we confront and how management responds to such risks, as well as a comprehension of what risk levels are appropriate for us. Typically, management identifies and measures various risks facing the Company and analyzes the factors associated with such risks, such as the probability and frequency of occurrence and potential impact on our cash flow, financial results and overall business and operations. Diverse types of risk are identified which are generally competitive, economic, regulatory or technological in nature. Management then develops response plans to address, mitigate and monitor identified risks and also reports and discusses these risks and plans with the Board. In its risk oversight role, our Board regularly evaluates and confers with management about the objectives of and risks involved with each plan. The Board also considers risk when assessing our business strategies and objectives, which is also integral to the Board’s risk management and tolerance evaluations.

While our Board has overall responsibility for risk oversight, each of the Board committees considers certain risks within its respective area of responsibility. Our Audit Committee has primary oversight responsibility with respect to risks relating to internal controls over financial reporting and contingent liabilities and risks that may be material to the Company. As discussed in the Risk Management Related to Compensation section, our Compensation Committee considers the Company’s risks in determining whether our executive compensation program encourages executive officers to take unreasonable risks relating to our business. Our Nominating and Corporate Governance Committee reviews risks related to legal and regulatory compliance concerning various corporate governance matters. The risk oversight roles of the Board, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee did not impact our leadership structure because our Board is comprised of a majority, and such Board committees consist entirely, of independent directors.

CORPORATE GOVERNANCE POLICIES AND MATERIALS

The members of our Board of Directors possess a variety of experience, knowledge and judgment, and the diversity of these skills complements our corporate governance structure. Our corporate governance policies are designed to enable effective and thorough decision-making and to allow proper and comprehensive monitoring of the Company’s performance and compliance. These policies are also meant to provide our Board with practical guidelines that are regularly reviewed and can be appropriately revised and updated in response to regulatory developments and evolving business and governance practices. Our fundamental corporate governance principles and practices are set forth in our Code of Corporate Conduct and other policies, each of which is available on our website. Pursuant to SEC rules, we will disclose amendments to or waivers from our Code of Corporate Conduct, as they relate to our CEO, Chief Financial

Officer (“CFO”) and Chief Accounting Officer (“CAO”), on our website or in a Current Report on Form 8-K filed with the SEC. To date, we have not granted any waivers from our Code of Corporate Conduct to the CEO, CFO or CAO.

HEDGING AND PLEDGING POLICY

In 2018, the Board of Directors formally adopted a policy on hedging and pledging of the Company’s common stock by directors and executive officers (officers who are subject to Section 16). The policy prohibits purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock, including puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds (excluding broad-based index funds), and other financial instruments that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s common stock. The policy also provides that directors and executive officers shall not pledge, hypothecate, or otherwise encumber shares of the Company’s common stock as collateral for indebtedness including, but not limited to, holding shares in a margin account or any other account that could cause the Company’s common stock to be subject to a margin call or otherwise be available as collateral for a margin loan. Each director and executive officer certified to compliance with this policy in their annual questionnaire completed at the end of 2019.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through (i) meetings of the Board, (ii) actions taken by written consent in lieu of meetings, (iii) actions of its committees and (iv) discussions with management, the independent auditors and other consultants. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (the “Governance Committee”). The Governance Committee evaluates each committee’s composition and appoints committee members annually, subject to Board approval. A majority of full committee membership elects committee Chairs, unless elected by the full Board. Committee members cannot be removed except by a majority vote of independent directors in office at the time.

Our Board delegates various responsibilities and authority to the committees to foster the effective governance of the Company. Each committee also meets periodically or when appropriate and reports their respective activities and actions to the full Board. The committees operate pursuant to written charters (including any amendments thereto) approved and adopted by the Board. Each committee charter is available on our website.

The composition of each Board committee is as follows:

BOARD COMMITTEE MEMBERSHIP AND 2019 MEETINGS HELD
Name	Audit Committee	Compensation Committee	Governance Committee	Board of Directors
Clarence L. Werner				X
Gregory L. Werner(1)				X
Kenneth M. Bird, Ed.D.		X	X	X
Patrick J. Jung	Chair	Chair(2)		X
Dwaine J. Peetz, Jr., M.D.		X	X	X
Gerald H. Timmerman	X		X	X
Diane K. Duren	X	X	Chair(3)	X
Michael L. Gallagher	X		X	X
Jack A. Holmes	X	X		X
Number of Meetings	4	5	3	4(4)

(1)	Gregory L. Werner retired from the Board effective March 24, 2020.
(2)	Mr. Jung served as Chair of the Compensation Committee during 2019. Ms. Duren was elected Chair in February 2020, effective April 1, 2020.
(3)	Ms. Duren served as Chair of the Governance Committee during 2019. Mr. Holmes was appointed to the Governance Committee and elected its Chair in February 2020, effective April 1, 2020.
(4)	Four (4) executive sessions of the independent directors were held in 2019.

ATTENDANCE AT BOARD AND BOARD COMMITTEE MEETINGS AND ANNUAL MEETING

During 2019, each incumbent director, except for Gregory L. Werner and Mr. Timmerman, attended and participated in at least 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (ii) the total number of meetings held by all Board committees on which he or she served (during the periods that he or she served). Mr. Timmerman was absent from one meeting of the Board and two meetings of Board committees on which he served because of an unexpected death of an immediate family member. We encourage directors to attend annual meetings of stockholders, although we do not have a formal policy regarding director attendance at these meetings. Seven of our nine directors then serving attended our Annual Meeting of Stockholders in May 2019. The number of meetings conducted in 2019 by the Board and each Board committee are provided in the Board Committee Membership and 2019 Meetings Held table.

AUDIT COMMITTEE

In accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), our Board of Directors established a separately-designated standing Audit Committee to oversee our accounting and financial reporting policies and processes, our internal control systems, and the services performed by our independent registered public accounting firm. Such oversight is performed in accordance with applicable SEC rules and NASDAQ listing standards. Please refer to the Report of the Audit Committee section for the 2019 report. As more fully described in its charter, the Audit Committee’s responsibility for overseeing our accounting and financial reporting processes includes but is not limited to:

•	Discussing the annual audit and resulting letter of comments with management;

•	Consulting with the auditors and management regarding the adequacy of internal controls;

•	Reviewing our financial statements with management and the independent auditors prior to their release;

•	Evaluating with management the process used to support the CEO and CFO certifications that accompany our periodic SEC filings;

•	Appointing the independent auditors for the next fiscal year;

•	Reviewing and approving all audit and non-audit services and fees;

•	Overseeing the work of our internal audit department and independent auditors; and

•	Assessing and maintaining procedures for the anonymous submission of complaints concerning accounting and auditing irregularities.

The Audit Committee meets in executive session with our independent auditors and also in a separate executive session with the head of our internal audit department. These meetings are conducted without the presence of our management and occur at each quarterly Audit Committee meeting. In 2019, as Audit Committee Chair, Mr. Jung also participated in four additional meetings with management and the independent auditors for the purpose of reviewing the Company’s financial results prior to the issuance of our quarterly earnings press releases.

Audit Committee Independence and Financial Expert. Our Board of Directors has determined that each Audit Committee member (i) meets the independence criteria prescribed by Rule 10A-3(b)(1) and Section 10A(m)(3) of the Exchange Act; (ii) is independent under the NASDAQ listing standards and (iii) has sufficient knowledge and sophistication in financial and auditing matters under the NASDAQ rules. The Board also designated Mr. Jung as an “audit committee financial expert” as defined under the SEC rules upon determining that Mr. Jung possesses the requisite qualifications and experience.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for determining and approving the compensation of our executive officers. The Compensation Committee may consider the recommendations of our Executive Chairman and President & CEO. Prior to making any such compensation determinations, the committee performs an annual review of all compensation elements for our executive officers, including but not limited to base salary, incentive cash bonuses and stock awards. Our Compensation Committee is tasked with evaluating and approving our overall executive compensation strategy and elements to ensure such components align with our business objectives, stockholder interests and responsible corporate practices and culture. Additionally, the Compensation Committee is responsible for recommending to the Board the compensation policies for our independent directors and overall Board members. The Compensation

Committee has responsibility for oversight of and determining awards of equity compensation pursuant to the Werner Enterprises, Inc. Amended and Restated Equity Plan (the “Equity Plan”).

The Report of the Compensation Committee section contains the 2019 report. For more information about the Compensation Committee’s activities, refer to the Compensation Discussion and Analysis and Report of the Compensation Committee sections of this Proxy Statement. The Compensation Committee’s functions are also described in its charter.

Compensation Committee Independence. Our Board of Directors has determined that all current Compensation Committee members satisfy the applicable SEC and NASDAQ independence requirements. Each Compensation Committee member is also (i) a “non-employee director” as defined by Rule 16b-3 under the Exchange Act and (ii) an “outside director” as defined in Section 162(m) of the Internal Revenue Code and U.S. Treasury Regulation Section 1.162-27.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee was an officer or employee of the Company at any time during 2019 or on the date of this Proxy Statement. In 2019, no member of the Compensation Committee had any relationships or transactions with the Company that would require disclosure as a “related person transaction” under the SEC rules and regulations and in the Proxy Statement section entitled Transactions with Related Persons. During 2019, none of our executive officers served on the board of directors or compensation committee of any other entity whose executive officer(s) served as a member of our Board of Directors or Compensation Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Our Governance Committee is comprised only of directors whom the Board has determined satisfy the applicable SEC and NASDAQ independence requirements. The Governance Committee is responsible for the director nomination process. These duties include assisting the Board in identifying, evaluating and recruiting qualified potential candidates for election to the Board. The Governance Committee recommends for the Board’s approval the director nominees for any election of directors. This process is described further in the Director Nomination Process section.

The Governance Committee is also responsible for various corporate governance matters, including the development and oversight of our corporate governance policies, compliance practices and ethical standards of conduct for our directors, officers and employees. The committee makes recommendations to the Board regarding our corporate governance processes and reviews our Code of Corporate Conduct. The Governance Committee also monitors the effectiveness, and advises on the composition, structure and size, of our Board and Board committees. It also annually assists our Board with its independence and expertise determinations. The Governance Committee has oversight of the administration of our policies regarding “related person transactions” (as discussed under the Transactions with Related Persons section herein), and the committee reviews and approves or disapproves any such transaction when such approval is required by SEC and NASDAQ rules and regulations. A more complete description of the Governance Committee’s functions is provided in its charter.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors established a process by which stockholders and other parties may communicate directly with members of the Board or the independent directors as a group. This process is described in our Stockholder Communications Procedure for Communicating with the Board of Directors, included on our website. You may direct any matter intended for the Board or independent directors by writing to the intended recipients in care of our Corporate Secretary at our executive offices. Generally, the Corporate Secretary will forward any received correspondence according to the stockholder’s instructions. The Corporate Secretary, however, reserves the right not to forward any abusive, threatening or otherwise inappropriate materials. A majority of our independent directors approved the process for collecting stockholder communications received by our Corporate Secretary on the Board’s behalf.

DIRECTOR NOMINATION PROCESS

Generally, the Governance Committee considers director candidates recommended by Board members, management and stockholders. Nominees for the Board of Directors are then selected by the Governance Committee according to the process summarized below and described in our current Nominating and Corporate Governance Committee

Directorship Guidelines and Selection Policy (the “Directorship Guidelines Policy”) and Policy Regarding Director Recommendations by Stockholders (the “Stockholder Recommendation Policy”). Both policies are available free of charge on our website. Stockholders may also request a copy of these policies by contacting our Corporate Secretary at our executive office address or telephone number provided in this Proxy Statement. Each policy was approved by the Board of Directors and is administered by the Governance Committee. The Governance Committee evaluates the policies regularly and may update and revise the policies from time to time, subject to Board approval, when appropriate and as applicable legal or listing standards change.

Stockholder Recommendations for Director Candidates. With respect to director candidates identified by stockholders, the Stockholder Recommendation Policy applies. In accordance with the Stockholder Recommendation Policy, the Governance Committee will consider candidates proposed by only “qualified stockholders.” A “qualified stockholder” is an individual stockholder or group of stockholders that has beneficially owned at least 2% of our issued and outstanding common stock for at least one year (and will hold such percentage of stock through the date of the annual meeting, and if the recommended candidate is elected, through his or her term of service). Such stock ownership is determined as of the date the stockholder recommendation is submitted. You must submit stockholder director candidate recommendations in a written proposal, and each proposal must include all information required and requested by the Stockholder Recommendation Policy.

In order for a stockholder’s candidate to be evaluated and considered as a prospective nominee, you must submit your recommendation to our Corporate Secretary not less than 120 days before the one-year anniversary of the release date of the previous year’s proxy statement. (For example, the release date of the 2019 proxy statement was April 5, 2019. Stockholder recommendations intended for consideration for the director elections at the 2020 Annual Meeting needed to be submitted on or before December 7, 2019.) Stockholder recommendations for director nominees must be submitted no later than the close of business on December 4, 2020 for the 2021 Annual Meeting of Stockholders.

Stockholder recommendations for director candidates must be accompanied by a description of each candidate’s qualifications in sufficient detail to permit the Governance Committee to evaluate whether each candidate satisfies the independence, financial literacy and experience requirements of the SEC, NASDAQ or other applicable laws or regulations. Director candidates proposed by stockholders in accordance with the Stockholder Recommendation Policy are evaluated by the Governance Committee in the same manner as any other prospective candidate during the director nominee selection process. We have not engaged and have not paid any fees to any third party for assistance with the director nomination process.

In addition to the requirements described above and in the Stockholder Recommendation Policy, all written stockholder proposals containing director candidate recommendations must comply with Rule 14a-8 of the Exchange Act. Rule 14a-8 sets forth the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Contact information for our Corporate Secretary is provided in the Contacting the Corporate Secretary and Executive Offices section.

Desirable Skills and Traits for Director Candidates. Generally, candidates for director positions should possess the following skills and traits:

•	Relevant business and financial expertise and experience, including an understanding of fundamental financial statements;

•	The highest character and integrity and a reputation for working constructively with others;

•	Sufficient time to devote to meetings and consultation on Board matters; and

•	Freedom from conflicts of interest that would interfere with the candidate’s performance as a director.

The Governance Committee evaluates prospective nominees against certain minimum standards and qualifications, as identified in the Directorship Guidelines Policy, and the committee will strive to recommend director nominees who satisfy these standards and qualifications in large part. The basic standards and qualifications set forth in the Directorship Guidelines Policy include but are not limited to those skills and traits listed above and as follows:

•	Representation of our stockholders as a whole;

•	Background that contributes to a Board comprised of individuals with varied occupational experience and perspective;

•	Leadership experience and ability to exercise sound business judgment;

•	Accomplishments, credentials and recognition in their respective field;

•	Contributions to the Board’s skills, competency and qualifications through expertise in an area of business significant to our Company;

•	Personal and professional reputation for integrity, honesty, fairness and other similar traits; and

•	Knowledge of issues affecting us and critical aspects of our business and operations.

The Governance Committee also considers other relevant factors, such as the balance of management and independent directors, the need for Audit Committee or other Board committee expertise, relevant industry experience and the candidate’s understanding of financial matters and financial sophistication, literacy and proficiency. Our Governance Committee does not have a formal policy with respect to diversity; however, the Governance Committee considers it desirable if potential nominees complement and contribute to the Board’s overall diversity and composition. In this respect, we broadly construe diversity to mean an array of opinions, perspectives, skills, personal and professional experiences and backgrounds and other distinguished attributes. Diversity is not solely limited to gender, race, ethnicity, religion, nationality, disability, sexual orientation, or cultural background distinctions. Rather, our interpretation of diversity also includes one’s ability to positively contribute to the chemistry and collaborative nature of our Board, as well as one’s personal and professional experiences, aptitude and expertise relevant to our transportation and logistics services industry.

DIRECTOR COMPENSATION AND BENEFITS

Only independent directors on our Board receive compensation for their service as one of our directors. The independent directors receive an annual compensation package that is designed to attract, motivate and retain highly qualified independent professionals to represent our stockholders. Directors who are employees of the Company do not receive any compensation for their service on our Board of Directors.

Compensation of Directors for 2019. Our current 2019 annual compensation package for independent directors is comprised of the annual cash retainers and restricted stock awards provided in the Independent Director Retainers and Fees table that follows. We will also reimburse each independent director at cost for all of their respective reasonable out-of-pocket travel expenses incurred in connection with their attendance at Board and Board committee meetings and for other reasonable out-of-pocket expenses directly related to their Board and Board committee service.

INDEPENDENT DIRECTOR RETAINERS AND FEES
Fee or Retainer	Amount Paid in 2019
Annual Cash Retainer for Board Membership	$50,000 (paid in quarterly installments of $12,500 each)
Annual Cash Retainer for the Audit Committee Chair	$15,000 (paid in quarterly installments of $3,750 each)
Annual Cash Retainer for the Compensation Committee Chair	$10,000 (paid in quarterly installments of $2,500 each)
Annual Cash Retainer for the Nominating and Corporate Governance Committee Chair	$5,000 (paid in quarterly installments of $1,250 each)
Annual Restricted Stock Award for Board Membership	$50,000 (three year vesting period from the date of grant)

The Director Compensation for 2019 table presents the compensation of each individual serving as an independent director during 2019 for service on our Board and its committees. This table does not include those directors who are also Company employees or related parties because such directors are not considered independent directors and thus did not receive any compensation in 2019 for their service on our Board. (CL Werner was a director and a named executive officer, and the compensation paid to him by the Company is discussed in the Executive Compensation section and provided in the Summary Compensation Table. Gregory L. Werner was not an independent director as he is a related party due to his family relationship to Executive Chairman CL Werner.) Our independent directors do not participate in any benefit, pension or nonqualified deferred compensation plan of the Company. For these reasons, we have omitted those columns from the table.

DIRECTOR COMPENSATION FOR 2019
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Kenneth M. Bird, Ed.D.	50,000	50,000	—	—	100,000
Diane K. Duren	55,000	50,000	—	—	105,000
Michael L. Gallagher	50,000	50,000	—	—	100,000
Jack A. Holmes	50,000	50,000	—	—	100,000
Patrick J. Jung	75,000	50,000	—	—	125,000
Dwaine J. Peetz, Jr., M.D.	50,000	50,000	—	—	100,000
Gerald H. Timmerman	50,000	50,000	—	—	100,000

(1)
On May 14, 2019, each of the independent directors received an annual award of 1,830 shares of restricted stock with a grant date fair value of $27.32 per share. The grant date fair value is based upon the market price of the underlying common stock on the grant date, reduced by the present value of estimated future dividends because the award is not entitled to receive dividends prior to vesting. The present value of estimated future dividends for the May 14, 2019 grant was calculated based on a $0.09 quarterly dividend amount per share, a $3.75 special dividend amount per share, and a 2.5% risk-free interest rate. Further discussion of the valuation and assumptions regarding our stock awards is provided in Note 7 of our Consolidated Financial Statements in our Annual Report on Form 10-K for 2019.

(2)
The aggregate number of shares of unvested restricted stock outstanding at December 31, 2019 for each independent director is as follows: Dr. Bird 3,419; Ms. Duren 3,419; Mr. Gallagher 3,186; Mr. Holmes 2,513; Mr. Jung 3,419; Dr. Peetz 3,419; and Mr. Timmerman 3,419. No option awards were outstanding.

During 2019, restricted stock was granted to the independent directors on May 14, 2019. The grants of restricted stock to the independent directors were made in accordance with our Amended and Restated Equity Plan, and pursuant to the Restricted Stock Award Agreements with the restricted stock recipients, the restricted stock is subject to service-based vesting provisions. Beginning one year after the grant date of each award, the restricted stock will vest annually in three increments of 34%, 33% and 33%, respectively. The awards will then become fully vested on May 14, 2022. The independent directors do not have any voting or dividend rights with respect to such stock until it is vested, and there are not any post-vesting sales restrictions on the shares. (The Amended and Restated Equity Plan and the Form of Restricted Stock Award Agreement were both included as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 27, 2020.) We did not grant any stock options, stock appreciation rights (“SARs”), or performance stock to our independent directors in 2019.

Compensation of Directors for 2020. In January 2020, the Compensation Committee approved two changes to the annual compensation program for independent directors. Effective April 1, 2020, the committee chair retainer for the Governance Committee will increase from $5,000 to $10,000 per year. Effective in May 2020, the restricted stock award for board membership will increase from $50,000 to $80,000. All other retainers and fees for independent directors remain unchanged from the 2019 amounts.

Director Stock Ownership. In February 2020, formal stock ownership guidelines for all independent directors were adopted. Stock ownership includes common stock owned (directly or indirectly) and time-vested restricted stock. The ownership guidelines require independent directors to own stock with a market value equal to or in excess of 3.0 times the current independent director annual cash retainer. Independent directors have three years from adoption of this policy or from their date of election to meet the ownership guidelines and are required to retain all restricted stock granted as fees for Board membership until such time as they meet the ownership guidelines. The Company expects all independent directors will meet the ownership guidelines following the annual restricted stock grant in May 2020. The individual stock ownership of each independent director is set forth in the table under the Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners section of this Proxy Statement.

EXECUTIVE OFFICERS

Pursuant to the By-Laws, our Board of Directors appoints our executive officers from time to time. Our By-Laws provide that each executive officer holds his or her respective office until he or she resigns, is removed, or is unable to serve due to death or incapacity.

EXECUTIVE OFFICER INFORMATION

The table that follows identifies our current executive officers and the capacities in which they now serve. Set forth following the table is certain biographical information provided to us by these executive officers regarding their acquired business skills and experience.

EXECUTIVE OFFICERS
Name	Position with the Company	Age
Clarence L. Werner	Executive Chairman	82
Derek J. Leathers	President & Chief Executive Officer	50
H. Marty Nordlund	Senior Executive Vice President & Chief Operating Officer	58
John J. Steele	Executive Vice President, Treasurer & Chief Financial Officer	62
Jim S. Schelble	Executive Vice President & Chief Administrative Officer	59
James L. Johnson	Executive Vice President, Chief Accounting Officer & Corporate Secretary	56
Craig T. Callahan	Executive Vice President & Chief Commercial Officer	46
Nathan J. Meisgeier	Executive Vice President & Chief Legal Officer	46

For information regarding the business experience of Clarence L. Werner, please refer to Director Information under the Proposal 1 – Election of Directors section of this Proxy Statement.

DEREK J. LEATHERS joined the Company in 1999 as the Managing Director–Mexico Division. During his tenure with us, he has served in the following positions: (i) Vice President–Mexico Division in 2000; (ii) Vice President–International in 2001; (iii) Senior Vice President–International in April 2003; (iv) Senior Vice President–Van Division and International in July 2003; (v) Executive Vice President–Van Division and International in 2004; (vi) Senior Executive Vice President and President of Werner Global Logistics in 2006; and (vii) Chief Operating Officer in 2008. The Board then appointed Mr. Leathers our President in 2011 and Chief Executive Officer in May 2016, and he currently serves in both positions. Prior to joining the Company, Mr. Leathers was Vice President of Mexico Operations for two years at Schneider National, a large truckload carrier, and he held various other management positions during his eight-year career at Schneider National. Mr. Leathers is active in a number of local, state and national professional organizations and boards. He currently serves on the board of directors of the American Transportation Research Institute, is a founder and board member of PlaySmart, and is a board member and Executive Committee member of the Greater Omaha Chamber of Commerce, among others.

H. MARTY NORDLUND joined us in 1994 as an account executive. He then received the following promotions within the Company: (i) Director of Dedicated Fleet Services in 1995; (ii) Senior Director of Dedicated Fleet Services in 1997; (iii) Vice President–Dedicated Fleet Services in 1998; (iv) Vice President–Specialized Services in 2001; (v) Senior Vice President–Specialized Services in 2003; (vi) Executive Vice President–Specialized Services in 2005; and (vii) Senior Executive Vice President—Specialized Services in 2006. In May 2016, Mr. Nordlund was named to his current position as Senior Executive Vice President and Chief Operating Officer. Before joining the Company, Mr. Nordlund held various management positions with Crete Carrier Corporation, a large privately held truckload carrier.

JOHN J. STEELE joined the Company in 1989 as Controller. During his time with us, he was appointed to the following positions: (i) Corporate Secretary in 1992; (ii) Vice President–Controller & Corporate Secretary in 1994; (iii) Vice President, Treasurer & Chief Financial Officer in 1996; and (iv) Senior Vice President, Treasurer & Chief Financial Officer in 2004. He was named to his current position as Executive Vice President, Treasurer & Chief Financial Officer in 2005. Mr. Steele was employed by the independent public accounting firm of Arthur Andersen & Co. as a certified public accountant from 1979 until his employment with the Company in 1989. Mr. Steele also serves on the board of directors of Morningside College.

JIM S. SCHELBLE joined us in 1998 as Manager of New Business Development. During his tenure with us, Mr. Schelble was promoted to the following positions: (i) Director of National Accounts in 1999; (ii) Senior Director of Dedicated Services in 2000; (iii) Associate Vice President of Corporate and Dedicated Sales in 2002; (iv) Vice President–Sales in 2003; (v) Senior Vice President–Sales in 2004; (vi) Executive Vice President–Sales and Marketing in 2005; and (vii) Executive Vice President of Marketing and Driver Resources in 2015. In May 2016, Mr. Schelble was named to his current position as Executive Vice President and Chief Administrative Officer. Prior to joining the Company, Mr. Schelble spent twelve years with Roadway Express, a less-than-truckload carrier, in a variety of management positions within operations, sales, and marketing. Mr. Schelble also serves on the state board and executive board of the Combined Health Agencies Drive.

JAMES L. JOHNSON joined the Company in 1991 as Manager of Financial Reporting. Since that time, Mr. Johnson was appointed to the following positions with us: (i) Assistant Controller in 1992; (ii) Director of Accounting in 1994; (iii) Corporate Secretary & Controller in 1996; (iv) Vice President, Controller & Corporate Secretary in 2000; and (v) Senior Vice President, Controller & Corporate Secretary in 2005. He was named to his current position as Executive Vice President, Chief Accounting Officer & Corporate Secretary in 2010. Mr. Johnson was employed by the independent public accounting firm of Arthur Andersen & Co. as a certified public accountant from 1985 until his employment with us in 1991.

CRAIG T. CALLAHAN joined the Company in 1995 as a management trainee and has held several leadership positions within Customer Service, Operations and Sales. In 2005, Mr. Callahan joined the Sales team and was promoted to Senior Director of National Accounts. In 2009, Mr. Callahan was named Vice President of Sales, assuming additional sales leadership responsibilities for business development and growth initiatives in Dedicated, Contract Logistics, Intermodal and Cross-Border Services. In 2015, Mr. Callahan was promoted to Senior Vice President of Sales, gaining additional responsibilities for Field and International Sales. In February 2018, Mr. Callahan was promoted to Executive Vice President and Chief Commercial Officer. Mr. Callahan also serves on the board of directors of College World Series of Omaha, Inc.

NATHAN J. MEISGEIER joined the Company in 2005 as Senior Counsel of Litigation. Since that time, Mr. Meisgeier has held the titles of Associate Vice President and Associate General Counsel before being promoted to Vice President and General Counsel in 2016. In February 2018, Mr. Meisgeier was promoted to Executive Vice President and Chief Legal Officer. Mr. Meisgeier practiced at the Kansas City law firm of Stinson, Mag and Fizzell for seven years before joining Werner in 2005.

BENEFICIAL OWNERSHIP OF COMMON STOCK

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The Beneficial Ownership table sets forth certain information as of March 23, 2020, with respect to the beneficial ownership of our common stock by: (i) each of our directors and director nominees; (ii) each of our Named Executive Officers; (iii) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock; and (iv) all current executive officers, directors and director nominees as a group.

On March 23, 2020, we had 69,086,736 shares of common stock outstanding. Except as otherwise indicated in the Beneficial Ownership table, the persons listed have sole voting power and sole investment power with respect to such shares of our common stock indicated as beneficially owned by them. Unless otherwise noted, the physical business address of each beneficial owner set forth in the Beneficial Ownership table is: Werner Enterprises, Inc., 14507 Frontier Road, Omaha, Nebraska 68138.

BENEFICIAL OWNERSHIP
	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares Owned	Right to Acquire (1)	Total Shares	Percent of Shares Outstanding (2)
Clarence L. Werner(3)	21,041,661	—	21,041,661	30.3%
Gregory L. Werner(4)	3,560,617	—	3,560,617	5.2%
Kenneth M. Bird, Ed.D.	7,884	1,736	9,620	*
Patrick J. Jung	8,784	1,736	10,520	*
Dwaine J. Peetz, Jr., M.D.	21,784	1,736	23,520	*
Gerald H. Timmerman	12,784	1,736	14,520	*
Diane K. Duren	8,784	1,736	10,520	*
Michael L. Gallagher	1,234	1,097	2,331	*
Jack A. Holmes	380	622	1,002	*
Derek J. Leathers	215,092	—	215,092	*
H. Marty Nordlund	50,750	—	50,750	*
John J. Steele	55,466	—	55,466	*
Jim S. Schelble	49,453	—	49,453	*
James L. Johnson	64,188	—	64,188	*
Craig T. Callahan	20,954	—	20,954	*
Nathan J. Meisgeier	11,845	—	11,845	*
BlackRock, Inc.(5)	5,243,124	—	5,243,124	7.6%
Dimensional Fund Advisors LP(6)	4,947,143	—	4,947,143	7.2%
The Vanguard Group(7)	4,223,593	—	4,223,593	6.1%
All current executive officers, directors and director nominees as a group (16 persons)(2) (3) (4)	25,131,661	10,399	25,142,060	36.4%
*Indicates beneficial ownership of less than 1%.
(1)		This column represents restricted stock that will vest within 60 days after March 23, 2020. The shares are not outstanding and may not be voted at the 2020 Annual Meeting.
(2)
The percentages are based upon 69,086,736 shares, which equal our outstanding shares as of March 23, 2020. In accordance with SEC rules, for individuals who hold restricted stock that will vest within 60 days of March 23, 2020, the number of shares of common stock on which the percentage is based also includes the number of such shares.

(3)
Clarence L. Werner has sole voting power with respect to 21,038,524 shares; sole dispositive power for 6,037,274 of these shares; shared voting power for 3,137 shares; and shared dispositive power with respect to 15,004,387 shares.

(4)
The shares shown for Gregory L. Werner include 250,000 shares held by the Clarence L. Werner Grandchildren’s Trust for the benefit of the grandchildren of Clarence L. Werner, some of which are children of Gregory L. Werner. Gregory L. Werner has shared voting and dispositive power with respect to the shares in the trust. Gregory L. Werner disclaims actual and beneficial ownership of the shares held by the trust. The beneficial ownership of all executive officers, directors and director nominees as a group also includes such 250,000 shares held by the Clarence L. Werner Grandchildren’s Trust. Gregory L. Werner retired from the Board effective March 24, 2020. His shares are included in the beneficial ownership of all executive officers, directors and director nominees as a group, as of the March 23, 2020 record date.

(5)
Based on Schedule 13G as of December 31, 2019, as filed with the SEC by BlackRock, Inc. BlackRock, Inc. claims sole voting power of 5,133,045 shares and sole dispositive power of 5,243,124 shares, and does not claim any shared voting power or shared dispositive power with respect to any of these shares. According to the Schedule 13G filing, the address of this stockholder is 55 East 52nd Street, New York, New York 10055.

(6)
Based on Schedule 13G as of December 31, 2019, as filed with the SEC by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP claims sole voting power of 4,842,096 shares and sole dispositive power of 4,947,143 shares, and does not claim any shared voting power or shared dispositive power with respect to any of these shares. According to the Schedule 13G filing, the address of this stockholder is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(7)
Based on Schedule 13G as of December 31, 2019, as filed with the SEC by The Vanguard Group. The Vanguard Group claims sole voting power of 43,681 shares, shared voting power of 8,006 shares, sole dispositive power of 4,177,887 shares, and shared dispositive power of 45,706 shares. According to the Schedule 13G filing, the address of this stockholder is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section of the Proxy Statement identifies our Named Executive Officers and explains how our compensation policies and practices are developed and operate with respect to such Named Executive Officers. In the Compensation Discussion and Analysis, we also discuss and analyze our executive compensation program and the executive compensation amounts shown in such section. This discussion should be read in conjunction with the Summary Compensation Table (including the related tabular and narrative disclosures) and the Compensation Committee section under Corporate Governance in this Proxy Statement. As indicated in that section, the Compensation Committee of the Board of Directors is responsible for establishing our executive compensation policies and overseeing our executive compensation practices. Our Compensation Committee is also comprised solely of independent directors, each of whom is independent pursuant to SEC rules and NASDAQ listing standards.

Named Executive Officers. Our “Named Executive Officers” consist of the CEO, CFO and the three most highly compensated executive officers (other than the CEO and CFO) who were serving as executive officers as of December 31, 2019. Our five Named Executive Officers are identified in the table below.

2019 NAMED EXECUTIVE OFFICERS
Name	Position with the Company
Clarence L. Werner	Executive Chairman
Derek J. Leathers	President & Chief Executive Officer
H. Marty Nordlund	Senior Executive Vice President (“SEVP”) & Chief Operating Officer
John J. Steele	Executive Vice President (“EVP”), Treasurer & Chief Financial Officer
Jim S. Schelble	Executive Vice President (“EVP”) & Chief Administrative Officer

Executive Summary. The Company and its Compensation Committee believe our executive compensation program has been instrumental to our business and in helping us accomplish our objectives. We continually review the program to confirm it is appropriate and fair in view of our financial performance and size relative to our competitive peer group. (The peer group is identified in the Competitive Peer Groups and Benchmarking section.) Our total compensation mix allows us to retain qualified, innovative executive officers who possess the necessary experience and expertise to manage the Company, provide effective Company leadership, contribute to our long-standing success and create value for our stockholders.

The table below summarizes and compares our key 2019 and 2018 financial results. Our 2019 financial statements are included in our Annual Report on Form 10-K for 2019 filed with the SEC.

2019 AND 2018 FINANCIAL RESULTS
	2019 (1)	2018 (1)	Change (%)
Total revenues	$2,463,701	$2,457,914	0%
Net income	$166,944	$168,148	-1%
Earnings per diluted share	$2.38	$2.33	2%
Operating ratio(2)	90.8%	90.9%
Return on assets	7.8%	8.7%
Return on equity	14.6%	13.7%
Total shareholder return (1-year)	39.9%	(22.8)%
Total shareholder return (3-year cumulative)	56.2%	29.9%

(1)	Dollar amounts in thousands, except for per share amounts.
(2)	Operating expenses expressed as a percentage of operating revenues.

2019 was a more difficult year than 2018 for truckload transportation with respect to freight and rates, due to increased industry truck capacity and slower growth in the domestic economy. Despite these challenges, the Company delivered higher earnings per share in 2019 than 2018. Revenues were flat, net income decreased 1% and earnings per diluted share increased 2%. We believe the strength of our balanced revenue model, our commitment to superior customer service and our operational execution helped us weather the storm and outperform our peers. The cumulative total shareholder return (“TSR”) for the three-year period ended December 31, 2019 for the Company was 56.2% and the median for our peer group was 20.5%. TSR for the Company in 2019 was 39.9% and the median for our peer group was 23.3%. Please refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for 2019 filed with the SEC for more discussion of our 2019 financial results.

None of the Named Executive Officers received a base salary increase in 2019. See Base Salary for more discussion of the 2019 base salaries. The Compensation Committee set the performance metrics and target goals for 2019 for the cash annual incentive program (“AIP”) at an 8% increase in revenues and a 14% increase in operating income from 2018. As noted above, the truckload transportation market was challenging in 2019 compared to 2018. As a result, the AIP payouts for 2019 for the Named Executive Officers ranged from 62.3% to 68.9% of target, and the amounts paid for 2019 were 58% lower than 2018 when AIP payouts ranged from 158.1% to 161.8% of target for the Named Executive Officers. See Cash Annual Incentive Compensation for more discussion of the 2019 AIP.

In February 2019, the Compensation Committee awarded equity-based long-term incentives to the Named Executive Officers split equally between restricted stock and performance stock at the same award values as were granted the prior year. The restricted stock vests evenly over a four-year period while the performance stock cliff vests at the end of three years. The number of performance shares earned will range from 0% to 200% of the target shares for each Named Executive Officer based on the level of attainment of the performance objectives (two-year cumulative earnings per diluted share with a three-year TSR modifier). See Long-Term Incentive Compensation for more discussion of the equity incentive awards.

Despite a 39.9% TSR for 2019 and a cumulative 3-year TSR of 56.2%, which were both significantly higher than the median for the Company’s peer group, reported total compensation for the Named Executive Officers in 2019 decreased 16% from 2018. See Summary Compensation Table.

Consideration of Stockholder Say-on-Pay Vote. At the Company’s Annual Meeting held in May 2019, the Board asked Company stockholders to indicate on an advisory and non-binding basis whether they approve the Company’s executive compensation (a “say-on-pay resolution”). This proposal was contained in the Company’s 2019 proxy statement dated April 5, 2019, in accordance with Section 14A of the Exchange Act.

More than 96% of the stockholder votes were cast in favor of our say-on-pay resolution to approve, on an advisory basis, the compensation of our Named Executive Officers. The Company and its Compensation Committee believe this affirms our stockholders’ support of the Company’s approach to executive compensation and executive compensation program objectives. While such vote is advisory and non-binding, the Board and the Compensation Committee value our stockholders’ opinions expressed in such vote and consider the voting outcome in making executive compensation decisions.

2019 Executive Compensation Program and Objectives. Our executive compensation program is designed to achieve the following primary objectives:

•
Attract, motivate and retain talented high-quality executives who contribute to the advancement of our strategic, operational and financial goals and to our long-term success in today’s competitive markets and industry.

•	Reward our executive officers for their individual performance, leadership and contribution to the achievement of our overall business objectives.

•	Support our Purpose Statement and guiding corporate principles. (Our Purpose Statement is included on our website.)

The Compensation Committee carries out our executive compensation objectives by applying the following principles:

•
Provide compensation that is competitive with that paid by companies in our industry for executive talent. Our Compensation Committee has the authority to engage the services of an outside advisor and compensation consultant to assist with determining how our executive compensation program compares to those of other companies.

•
Reward performance by considering factors such as (i) our financial performance, (ii) the executive officer’s individual performance and contribution to our overall business goals and (iii) the performance of the executive officer’s area of responsibility when evaluated in light of overall Company performance and the year’s market, industry and economic conditions.

•
Encourage our executive team to consider current and long-term opportunities and reasonable risks that result in positive Company performance and financial growth, industry innovation, consistent stockholder value and lasting collaborations with our customers and partners.

•
Encourage executive officers to become stockholders and facilitate stock ownership in the Company by offering equity-based compensation. We believe that stock ownership links our executive officers’ interests with those of our stockholders and supports strategic decision-making and actions that will serve our long-term interests. We have adopted executive stock ownership guidelines and a policy on hedging and pledging to further this principle.

•	Provide limited executive perquisites.

Elements of Executive Compensation. The elements of our 2019 executive compensation program are: (i) base salary, (ii) cash annual incentive compensation, (iii) long-term incentive compensation, and (iv) perquisites and benefits. The following discussion explains these elements and their primary purposes with respect to our 2019 executive compensation program.

Base Salary. Base salary is a fixed element of compensation that we pay to each executive officer for the performance of his primary duties and responsibilities. Generally, each respective executive officer’s base salary is commensurate with such person’s responsibility, experience, tenure and job performance. Base salaries are reviewed on an annual basis and at the time of promotion or other change in job function and responsibilities. A number of factors are considered when determining individual salary levels. These factors include but are not limited to (i) the individual’s overall performance and the level of responsibility and complexity of the executive’s job; (ii) the performance of the business unit(s) or function(s) under his leadership; (iii) how the executive officer’s salary compares to those of our other executives; (iv) our overall performance and achievements; (v) the economic and business conditions affecting the Company at the time of the review; and (vi) salaries paid by companies within our competitive peer group for the same or similar positions. Market adjustments to executive base salaries may be made when there is a significant change in an officer’s position or responsibilities or if competitive market data indicates a significant deviation compared to market salary practices. However, while we may be guided by such events and data, we do not set compensation levels at targeted or specific levels relative to that of a particular peer, competitor or industry group.

The following 2019 base salaries were approved by the Compensation Committee in February 2019 for the Named Executive Officers.

BASE SALARY
Name	2018 Base Salary ($)	2019 Base Salary ($)	Change (%)
Clarence L. Werner	362,500	362,500	—%
Derek J. Leathers	725,000	725,000	—%
H. Marty Nordlund	375,000	375,000	—%
John J. Steele	285,000	285,000	—%
Jim S. Schelble	310,000	310,000	—%

Cash Annual Incentive Compensation. The 2019 AIP established target cash award amounts as a percentage of base salary, which varies by executive position. The 2019 AIP considers four performance metrics, with the financial metrics tied to pre-defined goals (40% operating income; 20% revenues less fuel surcharge revenues (“FSC”); 20% operating ratio (“OR”), net FSC; and 20% individual performance). Individual performance for the executive officers included predefined areas of improvement or strategic milestones under the executive’s purview to be achieved during the year. The 2019 payout opportunities ranged from 0% to 200% of target depending on performance versus the goals. The table below shows the calculation of the AIP performance results.

ANNUAL INCENTIVE PLAN PERFORMANCE RESULTS
AIP Measure	Target (1)	Final Results (1)	Achieved (%)	Weight (%)	2019 AIP Payout (% Target)
Operating income(2)	$255.6	$229.4	48.7%	40%	19.5%
Revenues less FSC(3)	$2,368.3	$2,229.3	—%	20%	—%
Total Company OR, net FSC(2)(4)	89.0%	89.7%	80.6%	20%	16.1%
Total Trucking OR, net FSC(2)(5)	86.7%	87.7%	71.2%	20%	14.2%
Individual performance	Varies by NEO		133.3% to 166.7%	20%	26.7% to 33.3%
Total					62.3% to 68.9%
(1)	Dollar amounts in millions.
(2)
Final results include adjustment of $3.9 million of insurance and claims expense for interest accrued during 2019 on an adverse jury verdict rendered in 2018, which the Compensation Committee determined should be added back to the 2019 operating income and subtracted from the 2019 operating expenses used in the calculation of ORs for purposes of the 2019 AIP payouts.

(3)	Operating revenues less trucking fuel surcharge revenues.
(4)
Operating expenses less trucking fuel surcharge revenues expressed as a percentage of operating revenues less trucking fuel surcharge revenues, for the total Company. Total Company OR applies to Messrs. Werner, Leathers, Nordlund and Steele.

(5)
Operating expenses less trucking fuel surcharge revenues expressed as a percentage of operating revenues less trucking fuel surcharge revenues, for the Truckload Transportation Services segment. Total Trucking OR applies to Mr. Schelble.

The Compensation Committee believes the 2019 AIP aligns pay for performance and the interest of management with shareholders. The table below shows the calculation of the AIP payouts achieved for the Named Executive Officers for 2019, which are disclosed in the Summary Compensation Table. The 2019 AIP payments occurred in February 2020. Please refer to the Grants of Plan-Based Awards for 2019 section for additional information regarding the AIP.

CASH ANNUAL INCENTIVE COMPENSATION
Name	2019 Base Salary ($)	Target Payout (% Salary)	Target AIP Payout ($)	AIP Payout (% Target)	2019 AIP Payout ($)
Clarence L. Werner	362,500	100.0%	362,500	68.9%	249,763
Derek J. Leathers	725,000	100.0%	725,000	68.9%	499,525
H. Marty Nordlund	375,000	70.0%	262,500	62.3%	163,538
John J. Steele	285,000	60.0%	171,000	68.9%	117,819
Jim S. Schelble	310,000	60.0%	186,000	66.2%	123,132

2019 Long-Term Incentive Compensation. Our long-term incentive program is important to us because it helps attract a talented executive team, encourages long-term retention of executive officers and enables us to recognize efforts put forth by executives who contribute to our stock price appreciation and Company development. The periodic vesting periods of long-term incentive compensation directly align executive officer interests and compensation with our stockholders’ interests by rewarding creation and preservation of long-term stockholder value. The Compensation Committee also believes this element of compensation provides equity ownership opportunities for our executive officers.

Under our Equity Plan, the Compensation Committee may grant stock options, SARs, restricted stock, restricted stock units (“RSUs”) and performance stock to our executive officers and non-employee directors. The grant date is the same date as the meeting at which the Compensation Committee decides to grant equity awards, after giving consideration to the timing of such decisions to ensure that awards occur when neither the recipient nor the Compensation Committee possess material nonpublic information. None of our restricted or performance stock awards give the recipient any voting or dividend rights until such stock vests, nor do they have any post-vesting sales restrictions.

In February 2019, the Compensation Committee, in its sole discretion, awarded the Named Executive Officers restricted stock and performance stock for 2019. The restricted stock will vest in four annual increments of 25% each beginning February 11, 2020 (one year after the grant date), subject to continued employment. The performance stock is earned based upon the level of attainment by the Company of a cumulative earnings per diluted share performance objective for the two-year period from January 1, 2019 to December 31, 2020, as established by the Compensation Committee. The Compensation Committee works with management to develop performance objectives that it believes are rigorous and challenging to achieve and that would contribute to our overall financial goals and create stockholder value. The number of shares that may ultimately be earned will range from 0% to 200% of the target shares stated in each executive’s award agreement based on the level of attainment of the performance objective and subject to a TSR modifier whereby the maximum payout will be capped at 150% of target if absolute TSR during the three-year period ending December 31, 2021 is less than 30%. Any performance stock earned will vest, subject to continued employment, on February 11, 2022. The target grant date values of the stock awards to the Named Executive Officers are as follows: Mr. Werner–$1,125,000: Mr. Leathers–$2,250,000; Mr. Nordlund–$550,000; and Messrs. Steele and Schelble–$300,000 each. The target value granted to each Named Executive Officer was split equally between restricted stock and performance stock. These grants of restricted stock and performance stock are disclosed in the Summary Compensation Table. Please refer to the Grants of Plan-Based Awards for 2019 section for additional information regarding the equity awards.

2018 Performance Stock. In February 2018, the Compensation Committee awarded the named Executive Officers restricted stock and performance stock for 2018. The 2018 performance stock is earned based upon the level of attainment by the Company of a cumulative earnings per diluted share performance objective for the two-year period from January 1, 2018 to December 31, 2019, as established by the Compensation Committee. The number of shares that may ultimately be earned will range from 0% to 200% of the target shares stated in each executive’s award agreement based on the level of attainment of the performance objective and subject to a TSR modifier whereby the maximum payout will be capped at 150% of target if absolute TSR during the three-year period ending December 31, 2020 is less than 30%. Any performance stock earned will vest, subject to continued employment, on February 7, 2021. The Compensation Committee has determined that insurance and claims expense of $3.9 million in 2019, for interest accrued in 2019 related to an adverse jury verdict rendered in 2018, is an unusual item not reflective of 2019 performance and should be added back to pre-tax operating income for calculating 2019 diluted earnings per share for purposes of determining the achievement level of the 2018 performance shares. Cumulative earnings per diluted share from January 1, 2018 to December 31, 2019 amounted to 190.5% of the target goal before considering the impact of the TSR modifier. As of December 31, 2019, absolute TSR during the performance period is less than 30%, which would cap the award payout at 150% of target if the performance period ended on that date. The final performance and payout, including the impact of the TSR modifier, will be determined after December 31, 2020 and will be reported in the 2021 proxy statement.

2017 Performance Stock. In February 2017, the Compensation Committee awarded the named Executive Officers restricted stock and performance stock for 2017. The 2017 performance stock is earned based upon the level of attainment by the Company of a cumulative earnings per diluted share performance objective for the two-year period from January 1, 2017 to December 31, 2018, as established by the Compensation Committee. The number of shares that may ultimately be earned will range from 0% to 200% of the target shares stated in each executive’s award agreement based on the level of attainment of the performance objective and subject to a TSR modifier whereby the maximum payout will be capped at 150% of target if absolute TSR during the three-year period ending December 31, 2019 is less than 30%. The Compensation Committee has determined that the $110.5 million reduction in income tax expense in 2017 resulting from the revaluation of net deferred income tax liabilities due to the Tax Cut and Jobs Act of 2017 will be excluded from the two-year cumulative earnings per diluted share for purposes of determining the achievement level of the 2017 performance shares. Cumulative earnings per diluted share from January 1, 2017 to December 31, 2018 exceeded the maximum performance goal of $3.02, resulting in a payout of 200% of target as the absolute TSR during the performance period exceeded 30%. The performance stock vested on February 8, 2020 and was paid out at 200% of target.

Perquisites and Benefits. Our executive compensation program includes limited executive perquisites that we believe are reasonable and consistent with our overall compensation objectives. Our Compensation Committee periodically reviews the perquisites provided to executive officers. The perquisites offered under our 2019 executive compensation program were as follows:

•
Country Club Membership. In 2019, we paid country club membership fees and other business-related and reasonably incurred expenses for certain Named Executive Officers, and we received full reimbursement from those individuals for any personal expenses incurred. We provide these memberships for our benefit, notwithstanding the incidental personal benefit.

•	Company Vehicle. We provide Company vehicles to certain Named Executive Officers for business and personal use. We are responsible for paying the operating expenses of these vehicles, except for fuel.

•
Medical Care Membership Program. We provide each Named Executive Officer with membership in a medical care program, which provides for an annual physical examination and unlimited direct access to a primary care physician. We believe the program allows our Named Executive Officers to devote more time to our business and promotes the health and wellness of these key employees.

In 2019, we offered the following benefits to our executives: (i) health, dental and vision plans; (ii) other voluntary insurance plans, including life and disability; (iii) 401(k) retirement savings plan; (iv) employee stock purchase plan; and (v) nonqualified deferred compensation plan (see Nonqualified Deferred Compensation for 2019). These benefits are available to our Named Executive Officers on the same terms as provided to other eligible employees.

The aggregate incremental cost of perquisites and other benefits (and any related tax gross-ups) provided to the Named Executive Officers is shown in the “All Other Compensation” column of the Summary Compensation Table and detailed in the All Other Compensation for 2019 section of this Proxy Statement.

Role of the Compensation Consultant. In 2016, the Compensation Committee engaged Frederic W. Cook & Co. as its compensation consultant. Frederic W. Cook & Co. is an independent executive compensation consulting firm. The Consultant assisted the Compensation Committee in evaluating and implementing changes to the executive compensation program to better align executive pay with performance. The Compensation Committee has assessed the independence of the Consultant and determined that the Consultant’s work did not raise any conflicts of interest.

The Consultant assists the Committee in its evaluation of the compensation for our executives. The Compensation Committee engages the Consultant to (i) review and recommend any changes to the Company’s competitive peer group, (ii) prepare an executive compensation benchmarking review to include a competitive analysis of the compensation of the Company’s executives in comparison to our peer group, and (iii) review the Company’s compensation program and philosophy and recommend changes based on the Company’s business objectives, compensation trends and best practices to incorporate a mix of short-term and long-term incentive components and align pay for performance.

The Consultant reports directly to the Compensation Committee, although it may work in cooperation with management only as required to carry out its obligations to the Compensation Committee. Without the Compensation Committee’s prior approval, the Consultant will not perform any services for us or our management. During 2019, the Company paid fees to the Consultant only for advising the Compensation Committee on the amount or form of executive and director compensation. The Company did not pay the Consultant any fees for additional projects or services.

Competitive Peer Groups and Benchmarking. The companies in the peer group were selected by first reviewing the Company’s peer group from the prior year. It was determined that Kirby would be removed from the peer group as it was a marine transportation company. U.S.-based public companies in trucking, air freight & logistics and railroads with revenues approximately one-third to three times the Company’s annual revenues with a preference for long-haul trucking or logistics competitors were then reviewed. From this review it was determined to add Covenant Transportation Group, Marten Transport and U.S. Xpress Enterprises to the 2019 competitive peer group as shown in the table below.

2019 COMPETITIVE PEER GROUP
ArcBest	Hub Group	Old Dominion Freight Line
Covenant Transportation Group	J.B. Hunt	Saia
Echo Global Logistics	Kansas City Southern	Schneider National
Forward Air	Knight-Swift Transportation	U.S. Xpress Enterprises
Genesee & Wyoming	Landstar System	YRC Worldwide
Heartland Express	Marten Transport

The Compensation Committee has not historically set compensation elements for each executive to meet specific benchmarks based on peer group data. Instead, we consider these comparisons as one factor in determining executive compensation levels. Generally, the Compensation Committee reviews total compensation levels annually and makes adjustments when job responsibilities, individual performance or market data warrants such modifications. Actual total compensation can vary from year to year based on Company and individual performance.

Compensation Determination Process. The Compensation Committee makes all annual compensation decisions for our Named Executive Officers.

When determining total compensation, we apply a consistent approach for all Named Executive Officers. The structure and levels of our executive compensation program are determined, in large part, by considering all elements of compensation, rather than only a few components in isolation. Our Compensation Committee evaluates each element individually and also takes into account the position and current total direct compensation of the individual being considered. The Compensation Committee’s determination of compensation levels for our Named Executive Officers therefore differs depending upon these factors. Our Compensation Committee also exercises appropriate business judgment in how it applies these standard approaches to the facts and circumstances involving each respective Named Executive Officer.

The Compensation Committee determines each component of a Named Executive Officer’s compensation based on its collective assessment of the officer’s performance, the Company’s overall financial performance and recommendations of our Executive Chairman and President & CEO. Our Compensation Committee may also request executive compensation guidance and advice from an independent outside consultant when deciding compensation for our Named Executive Officers. The Compensation Committee meets annually (near the end of the year) to review the compensation of our Named Executive Officers. The Compensation Committee also meets during the first quarter of each year to determine the level of attainment of prior year performance objectives as they relate to the cash annual incentive program and the grant of performance stock in prior years and to consider the cash annual incentive program and granting new equity or incentive compensation awards for the current year and setting performance objectives related to each.

Risk Management Related to Compensation. When reviewing and implementing the executive compensation program, the Company and our Compensation Committee formulate and adhere to certain practices that ensure consistent leadership and decision-making among our executive officers. The Compensation Committee assesses whether our program and practices are reasonably likely to have a material adverse effect on the Company and concluded they do not. The Compensation Committee does not believe our executive compensation program and practices are designed to promote or encourage unreasonable risk for the following reasons:

•
Base salaries are fixed amounts determined on an annual basis and are established after considering a broad range of factors including competitive pay sources (rather than specific performance measures).

•
Annual cash incentive compensation represents a significant portion of our executive officers’ total cash compensation and is awarded under our Annual Incentive Program. The program allows for the Compensation Committee to exercise some discretion through an individual performance metric, in addition to the financial performance metrics. Annual incentive targets are thoroughly vetted by management and the Compensation Committee, and goals are set taking into consideration the probability of achievement. Payouts are capped at 200%, are formulaic based, and are subject to recoupment.

•
Long-term incentive compensation is important to further aligning our executive officers’ interests with those of our stockholders, and it balances short- and long-term decision-making by our executives. Long-term incentive compensation is split between time-based restricted stock and performance stock. The time-based restricted stock vests over four years. Performance stock achievement levels are capped at 200%, with a total shareholder return modifier if achievement is over 150%, have a three-year cliff vesting, and are subject to recoupment.

•	The vesting of stock awards granted under our Equity Plan may be prohibited if an executive officer is terminated for cause or under other circumstances as provided in the Equity Plan.

•
Our executives have significant stock ownership in the Company, subject to stock ownership guidelines and a hedging and pledging policy. With respect to their stock ownership, our executive officers could lose significant value if our stock price was exposed to unreasonable risk.

When structuring overall compensation practices for our non-executive employees, we consider whether our practices incentivize unreasonable risk-taking behavior and could consequently impact our risk management and oversight. We also evaluate the mix of pay and the elements of our compensation programs as they apply to employees generally. Our non-executive employee compensation practices are reviewed in the context of current and significant risks to determine if the practices encourage or induce employees to take unreasonable risks, and we also take into account our other policies and procedures that operate to monitor and deter unreasonable risk (such as disciplinary or record-keeping policies). Management also notifies our Compensation Committee of significant and across-the-board modifications to employee compensation practices. We concluded that our non-executive employee compensation practices do not encourage risks that are reasonably likely to have a material adverse effect on us.

Hedging and Pledging Policy. Named Executive Officers are subject to a policy on hedging and pledging of the Company’s common stock. The policy prohibits purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock, including puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds (excluding broad-based index funds), and other financial instruments that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s common stock. The policy also provides that Named Executive Officers shall not pledge, hypothecate, or otherwise encumber shares of the Company’s common stock as collateral for indebtedness including, but not limited to, holding shares in a margin account or any other account that could cause the Company’s common stock to be subject to a margin call or otherwise be available as collateral for a margin loan. Each Named Executive Officer certified to compliance with this policy in their annual questionnaire completed at the end of 2019.

Executive Stock Ownership. The Company’s executive officers and Senior Vice Presidents are subject to stock ownership guidelines. Stock ownership includes: (i) common stock owned (directly or indirectly), (ii) time-vested restricted stock, (iii) performance stock already earned and subject to continued time vesting and (iv) retirement/profit sharing plan shares. Ownership guidelines vary based on position and require the executive to own stock with a market value equal to or in excess of a specified multiple of the officer’s base salary, as follows: Chief Executive Officer–6 times, Chief Operating Officer–3.5 times, Executive Vice President–2.5 times and Senior Vice President–1.5 times. Any officer not meeting the ownership guidelines will be required to retain 75% of after-tax shares earned from long-term incentives until the ownership guideline is achieved. All of the Company’s officers and members of senior management covered by these guidelines had met their ownership requirement.

Recoupment Policy. AIP payouts and performance-based restricted stock awards to the executive officers paid within the twelve months following the year of a material accounting restatement may be recouped if the inaccurate financial information was used to determine the AIP or performance-based restricted stock payouts. Determination to recoup any awards will be at the discretion of the Board of Directors of the Company and may apply to current or former Company executive officers. The Company has not had any accounting restatements since becoming a publicly-traded company in 1986.

Tax Deductibility of Executive Compensation; Accounting Considerations. Generally, executive compensation is accrued as expense over the requisite service period related to the particular compensation element (this period is typically equal to the performance period of the executive officer), and we realize a tax deduction upon the payment of the compensation to the executive. Effective January 1, 2018, under the Tax Cuts and Jobs Act of 2017, (i) the performance-based exception to Section 162(m) is eliminated and (ii) the definition of covered employee is expanded to include the CFO and certain former executive officers, resulting in pay in excess of $1 million in 2018 or later generally not being deductible for the Company, subject to the transition rule for plans and agreements in place on November 2, 2017. The Compensation Committee carefully considers and monitors the effect of Section 162(m) on the elements of our executive compensation program and will strive to structure executive compensation to preserve its tax deductibility under Section 162(m) without sacrificing our ability to attract, motivate and retain high-quality executive officers. The Compensation Committee also believes there are circumstances where the interests of the Company and our stockholders are best served by maintaining flexibility in the manner compensation is provided. In those events, the Compensation Committee may, at its discretion, approve payments of nondeductible compensation if the Compensation Committee believes the circumstances warrant such payments. Because of the importance of linking pay and performance, the Compensation Committee expects to continue to impose performance conditions on its annual and long-term incentive compensation elements.

REPORT OF THE COMPENSATION COMMITTEE

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the U.S. Securities and Exchange Commission, nor shall this report be subject to Regulation 14A (other than as indicated) or to the liabilities set forth in Section 18 of the Securities Exchange Act of 1934. This report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference or treats it as soliciting material.
In conjunction with the preparation of the Annual Report on Form 10-K for 2019 of Werner Enterprises, Inc. (the “Company”) and this Proxy Statement for the Annual Meeting of Stockholders to be held May 12, 2020, the Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section (required by Item 402(b) of Regulation S-K of the U.S. Securities and Exchange Commission) of this Proxy Statement.

Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for 2019.
Patrick J. Jung, Chair
Kenneth M. Bird, Ed.D.
Dwaine J. Peetz, Jr., M.D.
Diane K. Duren
Jack A. Holmes

EMPLOYMENT ARRANGEMENTS

Each of our Named Executive Officers has been an employee of the Company for at least ten years. None of our Named Executive Officers has any type of written employment agreement with us.

ARRANGEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Termination. None of our Named Executive Officers who were serving as executive officers at the end of 2019 has a severance agreement or severance benefit arrangement with us.

Change in Control. None of our Named Executive Officers has a change in control agreement with us, and we do not currently provide for incremental compensation or special treatment for incentive compensation related to a change in control except under the stockholder-approved Equity Plan, as described below.

Potential Benefits Payable Under the Equity Plan. Our Equity Plan permits the vesting of outstanding equity awards upon certain termination or resignation actions following a change in control. The Equity Plan provides that if a Named Executive Officer is terminated other than for “cause” or voluntarily resigns for “good reason” within the period beginning upon a change in control and ending on the second anniversary of the change in control, then (i) all outstanding stock options and SARs will become fully exercisable and (ii) all conditions, performance objectives and restrictions

(other than those imposed by law) on outstanding restricted stock, RSUs and performance stock will be deemed satisfied as of the executive officer’s employment termination date. “Cause,” “good reason” and “change in control” are defined in the current stockholder-approved version of the Equity Plan. Our Equity Plan also provides that upon death of a participant, (i) all service period restrictions applicable to restricted stock and RSUs will lapse and such shares shall become fully vested and (ii) for any unearned performance shares, the performance objectives will be evaluated for actual performance to date and the resulting shares shall become fully vested.

The following Potential Benefits Payable Under the Equity Plan table shows the potential benefits payable to each Named Executive Officer due to the occurrence of either the termination or resignation event described in the Equity Plan. The amounts of the potential benefits represent the estimated value of all unvested equity awards that would fully vest upon either event, assuming (i) such event occurred on December 31, 2019 (the last day of our fiscal year), (ii) the 2019 performance stock was deemed to have been earned at the target level (in the event of either a termination or resignation following a change in control) or unearned (in the event of death), (iii) the 2018 performance stock was deemed to have been earned at 150% because the Company has achieved a level of performance above 150% for the two-year performance period but has not exceeded the 30% absolute total shareholder return level necessary to earn above 150% and (iv) a stock price of $36.39 per share, which was the NASDAQ closing market price of our common stock on the same date.

POTENTIAL BENEFITS PAYABLE UNDER THE EQUITY PLAN
Name	Number of Unvested Shares Vesting		Potential Benefit ($)(1)(2)
Clarence L. Werner	67,852	(Restricted/Performance Stock)	2,469,134
Derek J. Leathers	206,576	(Restricted/Performance Stock)	7,517,301
H. Marty Nordlund	58,493	(Restricted/Performance Stock)	2,128,560
John J. Steele	31,805	(Restricted/Performance Stock)	1,157,384
Jim S. Schelble	31,805	(Restricted/Performance Stock)	1,157,384

(1)
The potential benefit was calculated using the $36.39 closing market price on December 31, 2019. The potential benefit at December 31, 2019 includes $290,865 for Mr. Werner, $2,941,731 for Mr. Leathers, $979,400 for Mr. Nordlund, and $534,351 each for Messrs. Steele and Schelble, for restricted and performance stock which became vested in February 2020.

(2)
In the event of a death, the potential benefit listed above would exclude $622,597 for Mr. Werner, $1,245,229 for Mr. Leathers, $304,402 for Mr. Nordlund, and $166,011 each for Messrs. Steele and Schelble, for the 2019 performance stock for which the threshold level of performance had not yet been achieved as of December 31, 2019.

SUMMARY COMPENSATION TABLE

The following table presents information about compensation earned during 2019, 2018 and 2017 by our Named Executive Officers. You should read the Summary Compensation Table in conjunction with the Compensation Discussion and Analysis section and the tables and narrative descriptions that follow. Columns required by SEC regulations are omitted where such column is inapplicable for all of the Named Executive Officers.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Clarence L. Werner – Executive Chairman(4)	2019	362,500	—	1,125,000	249,763	50,129	1,787,392
	2018	333,125	—	1,125,000	585,438	58,006	2,101,569
Derek J. Leathers – President & Chief Executive Officer	2019	725,000	—	2,250,000	499,525	47,488	3,522,013
	2018	722,116	—	2,250,000	1,170,875	40,459	4,183,450
	2017	700,000	—	1,300,000	809,900	40,330	2,850,230
H. Marty Nordlund – SEVP & Chief Operating Officer	2019	375,000	—	550,000	163,538	45,990	1,134,528
	2018	375,000	—	550,000	415,013	43,004	1,383,017
	2017	375,000	—	500,000	290,588	39,718	1,205,306
John J. Steele – EVP, Treasurer & Chief Financial Officer	2019	285,000	—	300,000	117,819	13,177	715,996
	2018	282,692	—	300,000	270,351	9,255	862,298
	2017	264,286	—	250,000	183,963	8,282	706,531
Jim S. Schelble – EVP & Chief Administrative Officer	2019	310,000	—	300,000	123,132	39,066	772,198
	2018	310,000	—	300,000	300,948	37,553	948,501
	2017	310,000	—	250,000	215,202	30,877	806,079

(1)
The stock awards reported in this column and the associated valuation assumptions are also disclosed in the Grants of Plan-Based Awards for 2019 table. The stock awarded in 2019 includes both restricted stock and performance stock. Reported amounts for restricted stock represent the grant date fair value and for performance stock represent the grant date fair value based on the probable outcome of the performance conditions (target level). The target value of the 2019 performance awards was as follows: Mr. Werner $562,500, Mr. Leathers $1,125,000, Mr. Nordlund $275,000, Mr. Steele $150,000, and Mr. Schelble $150,000. If the highest level of performance is achieved, the value of the 2019 awards would be as follows: Mr. Werner $1,125,000, Mr. Leathers $2,250,000, Mr. Nordlund $550,000, Mr. Steele $300,000, and Mr. Schelble $300,000.

(2)
In 2017, the Compensation Committee adopted a new performance-based annual incentive program (“AIP”) for fiscal years beginning 2017 and later. Cash awards reported in this column represent the actual amounts earned for fiscal years 2019, 2018 and 2017 based upon achievement of pre-defined performance metrics, and were paid in February following the end of each fiscal year. Such awards are also disclosed in the Grants of Plan-Based Awards for 2019 table.

(3)			Refer to the All Other Compensation for 2019 table for a more detailed explanation of the compensation reported in this column.
(4)			Mr. Werner was not a Named Executive Officer in 2017.

ALL OTHER COMPENSATION FOR 2019

The table below shows the components of “all other compensation” provided in 2019 to the Named Executive Officers, as reported in the preceding Summary Compensation Table.

ALL OTHER COMPENSATION FOR 2019
Name	Perquisites & Other Personal Benefits ($)	Tax Reimbursements ($)	Company Contributions to 401(k) Plan ($)	Company Contributions to Employee Stock Purchase Plan ($)	Total ($)
Clarence L. Werner(1)	28,499	21,630	—	—	50,129
Derek J. Leathers(2)	21,404	17,842	5,000	3,242	47,488
H. Marty Nordlund(3)	25,118	12,630	5,000	3,242	45,990
John J. Steele(4)	4,200	1,544	5,000	2,433	13,177
Jim S. Schelble(5)	20,943	9,881	5,000	3,242	39,066

(1)
Perquisites and personal benefits for Mr. Werner includes $25,799 for use of one Company vehicle and personal medical care membership program. Tax reimbursements for Mr. Werner represent tax gross-ups of $21,630 for Company vehicle use.

(2)
Perquisites and personal benefits for Mr. Leathers includes use of one Company vehicle, Company-paid country club membership, personal medical care membership program and years-of-service award. Tax reimbursements for Mr. Leathers represent tax gross-ups of (i) $11,141 for Company vehicle use and (ii) $6,701 for personal use of the corporate aircraft when his spouse and children accompanied him on Company-related business trips.

(3)
Perquisites and personal benefits for Mr. Nordlund includes use of one Company vehicle, Company-paid country club membership, personal medical care membership program and years-of-service award. Tax reimbursements for Mr. Nordlund represent tax gross-ups of (i) $11,858 for Company vehicle use and (ii) $772 for personal use of the corporate aircraft when his spouse accompanied him on a Company-related business trip.

(4)
Perquisites and personal benefits for Mr. Steele includes personal medical care membership program and years-of-service award. Tax reimbursements for Mr. Steele represent tax gross-ups of $1,544 for personal use of the corporate aircraft when his spouse accompanied him on a Company-related business trip.

(5)
Perquisites and personal benefits for Mr. Schelble includes use of one Company vehicle, Company-paid country club membership and personal medical care membership program. Tax reimbursements for Mr. Schelble represent tax gross-ups of (i) $8,337 for Company vehicle use and (ii) $1,544 for personal use of the corporate aircraft when his spouse accompanied him on a Company-related business trip.

Our contributions on behalf of the Named Executive Officers to the 401(k) plan and employee stock purchase plan are made on the same terms as provided to all of our eligible employees in the United States. In addition to the above-mentioned compensation, the Named Executive Officers may also participate in voluntary health and welfare benefit programs that are available for all eligible U.S. employees.

GRANTS OF PLAN-BASED AWARDS FOR 2019

Equity and non-equity incentive plan awards granted to Named Executive Officers during 2019 included the following:

•
Non-equity incentive plan: cash annual incentive compensation awarded under the performance-based AIP, with performance metrics for operating income, revenues, operating ratio and individual performance for fiscal 2019. The actual AIP payouts earned for 2019 are disclosed in the Summary Compensation Table and were paid in February 2020.

•
Equity incentive plan: awards of performance stock under our Equity Plan, with an earnings per diluted share performance metric for the two-year period from January 1, 2019 to December 31, 2020. No shares are earned for performance below the threshold level.

•	Stock awards: restricted stock awards subject to time-based vesting.

The following table sets forth information regarding equity and non-equity incentive plan awards granted to Named Executive Officers during 2019. Columns required by the SEC regulations are omitted where such column is not applicable for all of the Named Executive Officers. The awards reported in the following table are also disclosed in the Summary Compensation Table and Outstanding Equity Awards at December 31, 2019 tables and therefore do not constitute additional compensation not otherwise reported in this Proxy Statement.

GRANTS OF PLAN-BASED AWARDS FOR 2019
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Clarence L. Werner		90,625	362,500	725,000
	2/11/19				8,555	17,109	34,218		562,500
	2/11/19							17,020	562,500
Derek J. Leathers		181,250	725,000	1,450,000
	2/11/19				17,110	34,219	68,438		1,125,000
	2/11/19							34,040	1,125,000
H. Marty Nordlund		65,625	262,500	525,000
	2/11/19				4,183	8,365	16,730		275,000
	2/11/19							8,321	275,000
John J. Steele		42,750	171,000	342,000
	2/11/19				2,281	4,562	9,124		150,000
	2/11/19							4,539	150,000
Jim S. Schelble		46,500	186,000	372,000
	2/11/19				2,281	4,562	9,124		150,000
	2/11/19							4,539	150,000

(1)
The grant date fair value per share of the performance stock ($32.88) and the restricted stock ($33.05) is based upon the market price of the underlying common stock on the grant date, reduced by the present value of estimated future dividends because the awards are not entitled to receive dividends prior to vesting. The present value of estimated future dividends was calculated based on a $0.09 quarterly dividend amount per share and a risk-free interest rate of 2.8%. Further discussion of the valuation and assumptions regarding our stock awards is provided in Note 7 of our Consolidated Financial Statements in our Annual Report on Form 10-K for 2019.

OUTSTANDING EQUITY AWARDS AT 2019 YEAR-END

The table that follows presents information regarding all outstanding equity awards held by each of the Named Executive Officers as of December 31, 2019. There were no outstanding stock options held by the Named Executive Officers. Restricted stock and performance stock awards are contingent upon the recipient’s continued employment with the Company through each vesting date. Awards reported in these tables with grant dates before 2017 are not disclosed in the Summary Compensation Table and therefore constitute additional compensation not otherwise reported in this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2019
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Clarence L. Werner	2/7/18	11,214	(5)	408,077
	2/7/18				22,509	(6)	819,103
	2/11/19	17,020	(7)	619,358
	2/11/19				8,555	(8)	311,316
Derek J. Leathers	2/10/15	10,500	(2)	382,095
	2/8/17	12,031	(3)	437,808
	2/8/17	48,338	(4)	1,759,020
	2/7/18	22,428	(5)	816,155
	2/7/18				45,020	(6)	1,638,278
	2/11/19	34,040	(7)	1,238,716
	2/11/19				17,110	(8)	622,633
H. Marty Nordlund	2/10/15	2,100	(2)	76,419
	2/8/17	4,628	(3)	168,413
	2/8/17	18,592	(4)	676,563
	2/7/18	5,483	(5)	199,526
	2/7/18				11,004	(6)	400,436
	2/11/19	8,321	(7)	302,801
	2/11/19				4,183	(8)	152,219
John J. Steele	2/10/15	2,100	(2)	76,419
	2/8/17	2,314	(3)	84,206
	2/8/17	9,296	(4)	338,281
	2/7/18	2,991	(5)	108,842
	2/7/18				6,003	(6)	218,449
	2/11/19	4,539	(7)	165,174
	2/11/19				2,281	(8)	83,006
Jim S. Schelble	2/10/15	2,100	(2)	76,419
	2/8/17	2,314	(3)	84,206
	2/8/17	9,296	(4)	338,281
	2/7/18	2,991	(5)	108,842
	2/7/18				6,003	(6)	218,449
	2/11/19	4,539	(7)	165,174
	2/11/19				2,281	(8)	83,006

(1)
Market value is calculated by multiplying the number of shares of stock that have not vested by the closing market price of our common stock ($36.39 per share) on December 31, 2019 (the last trading day of our fiscal year).

(2)
Performance stock was earned based upon level of attainment of 2015 performance conditions and is subject to a service-based vesting schedule after attainment. The remaining performance stock vested on February 10, 2020.

(3)	One-half of the restricted stock vested on February 8, 2020, and the remaining shares vest on February 8, 2021.
(4)
The number of shares and market value for Performance Stock granted February 8, 2017 is reported at 200% of the target level of performance (pursuant to SEC rules) because the Company achieved the maximum level of performance (200%) for the two-year performance period from January 1, 2017 to December 31, 2018 and absolute total shareholder return during the performance period exceeded 30% which resulted in no cap being applied to the award payout. The Compensation Committee certified achievement at 200% on January 27, 2020. The shares ultimately earned vested in one installment on February 8, 2020.

(5)	One-third of the restricted stock vested on February 7, 2020, and the remaining shares vest in two equal installments on February 7, 2021 and 2022.
(6)
The number of shares and market value for Performance Stock granted February 7, 2018 is reported at 150% of the target level of performance (pursuant to SEC rules) because the Company has achieved a level of performance between 150% and 200% for the two-year performance period from January 1, 2018 to December 31, 2019, but as of December 31, 2019, absolute total shareholder return during the performance period is less than 30% which would cap the award payout at 150% of target if the performance period ended on that date. The final performance and payout, including the impact of the total shareholder return modifier, will be determined after December 31, 2020. Any shares ultimately earned will vest in one installment on February 7, 2021.

(7)	One-fourth of the restricted stock vested on February 11, 2020, and the remaining shares vest in three equal installments on February 11, 2021, 2022 and 2023.
(8)
The number of shares and market value for Performance Stock granted February 11, 2019 is reported at the threshold level of performance (pursuant to SEC rules) because the Company has not yet achieved the threshold level of performance for the two-year performance period from January 1, 2019 to December 31, 2020. Any shares ultimately earned will vest in one installment on February 11, 2022.

STOCK VESTED FOR 2019

The following table provides information regarding shares of restricted and performance stock that vested during 2019. The number of shares and value realized on vesting of stock awards includes shares that were withheld at the time of vesting to satisfy tax withholding requirements. Columns related to stock option exercises required by SEC regulations are omitted because our Named Executive Officers did not exercise stock options in 2019. Our Named Executive Officers have no outstanding stock options as of December 31, 2019.

STOCK VESTED FOR 2019
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Clarence L. Werner	3,738	129,111
Derek J. Leathers	32,991	1,130,068
H. Marty Nordlund	8,041	275,437
John J. Steele	6,053	207,200
Jim S. Schelble	6,053	207,200

NONQUALIFIED DEFERRED COMPENSATION FOR 2019

We established a nonqualified deferred compensation plan in 2005 for eligible key employees whose 401(k) plan contributions were limited by IRS regulations affecting highly compensated employees. This plan is subject to the requirements of Section 409A of the Internal Revenue Code and is administered in good faith compliance with Section 409A.

Deferrals. Under the nonqualified deferred compensation plan, eligible employees are permitted to defer a portion of their base salary and cash annual incentive compensation on a pre-tax basis within maximum dollar limitations we establish each year that correspond to participants’ job titles (such as Senior Vice President or Vice President). The maximum deferral limit for each of the Named Executive Officers was $54,000 for the 2019 plan year and is $54,000 for the 2020 plan year.

Company Contributions. The nonqualified deferred compensation plan also permits us to make matching contributions to participant accounts. We did not make any such matches in 2019 and have not done so since adopting the plan.

Earnings. Each participant in the nonqualified deferred compensation plan selects one or more investment funds available under the plan in which their contributed amounts are deemed to be invested. Deferred compensation accounts will then accrue earnings or losses based on the return of the selected investment funds. We do not pay preferential earnings or guarantee above-market earnings on any investments made under the plan.

Distributions and “In Service” Withdrawals. A participant elects under his salary deferral agreement whether the resulting deferred compensation will be distributed to him in annual installments or a lump sum payment upon separation. Distributions are made after the participant’s retirement or termination from the Company and will generally not begin until 12 months after the separation date. Under certain circumstances, participants may also elect to receive scheduled (education account) or hardship “in service” withdrawals while still employed with us. None of our Named Executive Officers received distributions or “in service” withdrawals during 2019.

NONQUALIFIED DEFERRED COMPENSATION FOR 2019
Name	Executive Contributions in 2019 ($)(1)	Company Contributions in 2019 ($)(2)	Aggregate Earnings (Losses) in 2019 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of 2019 ($)(4)
Clarence L. Werner	—	—	—	—	—
Derek J. Leathers	53,976	—	200,281	—	861,778
H. Marty Nordlund	53,990	—	177,645	—	833,486
John J. Steele	54,002	—	244,785	—	1,116,406
Jim S. Schelble	54,002	—	160,204	—	946,587

(1)
The amounts disclosed in this column are reported as compensation and included within the amounts in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)	The Company does not make matching contributions.
(3)
We do not provide above-market or preferential earnings on nonqualified deferred compensation plan balances; therefore, we did not report any portion of these amounts in the Summary Compensation Table pursuant to SEC rules.

(4)
Of these balances, the following executive contributions were reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table in our proxy statements for 2017 and 2018: Mr. Leathers, $107,952; Mr. Nordlund, $66,600; Mr. Steele, $108,004; and Mr. Schelble, $108,004.

CEO PAY RATIO

As required in Item 402(u) of Regulation S-K pursuant to the Dodd-Frank Act, we are required to disclose the ratio of the annual total compensation of our CEO to that of the median-paid employee. Consistent with the requirements of Item 402(u), the median-paid employee may be identified once every three years if there is no significant impact to the pay ratio disclosure, and another employee whose compensation is substantially similar to the original median employee may be used when it is no longer appropriate to use the median employee identified in year one because of a change in the original median employee’s circumstances. As there were no significant changes in our employee population in 2019 that would significantly affect the pay ratio disclosure, but because the median employee identified for 2017 was no longer employed as of December 31, 2018, another employee whose compensation was substantially similar to the original median employee was selected as the median employee for 2018. The median employee for 2019 was the same employee selected for 2018.

For 2019, our last completed fiscal year, the annual total compensation of the median employee of our company (other than our CEO), was $46,555; and the annual total compensation of our CEO was $3,522,013. Based on this information, for 2019, the ratio of the annual total compensation of our CEO to the median employee’s annual total compensation was 76 to 1. We believe the ratio provided here is a reasonable estimate calculated in a manner consistent with the requirements of Item 402(u) of Regulation S-K.

To identify the “median employee”, we conducted a full analysis of our U.S. employee population as of our December 31, 2017 determination date. We relied on the definition of employee provided by the applicable rule, and we excluded employees residing in Mexico, China and Canada from our calculation under the de minimis exemption. As of our

December 31, 2017 determination date, the total number of U.S. and non-U.S. employees was 12,055, which was used in calculating our de minimis exemption. The number of non-U.S. employees, by jurisdiction, excluded under the de minimis exemption were: (i) Mexico 89, (ii) China 41, and (iii) Canada 20. To determine our median employee, we used a definition that was not total compensation and instead chose to use total Medicare wages and tips as reported on the employees’ IRS Form W-2 for 2017. These amounts were then annualized to account for permanent employees that were employed for less than the full fiscal year. The median employee identified for 2017 was no longer employed as of December 31, 2018, so another employee whose compensation was substantially similar to the original median employee was selected as the median employee for 2018. The median employee for 2019 was the same employee selected for 2018. After identifying the median employee, we then calculated the annual total compensation of such employee for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

PROPOSAL 2 — ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires us to seek non-binding, advisory stockholder approval, commonly referred to as a “say-on-pay” resolution, of our Named Executive Officers’ compensation for 2019 as disclosed in the Executive Compensation section of this Proxy Statement. This advisory vote is not intended to address any specific item of compensation but rather the overall compensation of our Named Executive Officers and the principles, policies and practices described in this Proxy Statement. Accordingly, we are asking stockholders to vote on the following advisory resolution at the 2020 Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.

Through our executive compensation program, we strive to attract, motivate and retain a talented, entrepreneurial executive team that provides leadership and contributes to the achievement of our overall business and financial goals and long-term success, while remaining true to our mission, values and guiding corporate principles. We seek to accomplish these objectives in a manner that rewards performance and aligns with our stockholders’ long-term interests.

You should read the Compensation Discussion and Analysis section beginning on page 18 of this Proxy Statement, which describes our executive compensation program, how our executive compensation process functions and how the program and its procedures are designed to accomplish our compensation objectives. We also urge you to review the executive compensation tables and narratives appearing on pages 28 through 33, which provide more detailed information on our Named Executive Officers’ compensation.

Our Board and Compensation Committee believe our executive compensation program, articulated in the Compensation Discussion and Analysis, achieves our compensation objectives, rewards performance and links our Named Executive Officers’ interests with the long-term interests of our stockholders. The Company believes our executive compensation program has been instrumental to our business and in helping us accomplish our objectives.

At the Company’s annual meeting held on May 14, 2019, more than 96% of the stockholder votes were cast in favor of our say-on-pay resolution to approve, on an advisory basis, the compensation of our Named Executive Officers. The Company and its Compensation Committee believe this affirms our stockholders’ support of the Company’s approach to executive compensation and executive compensation program objectives. We historically have held our say-on-pay vote every three years. At the Company’s annual meeting held on May 9, 2017, the stockholders voted on an advisory basis to conduct future advisory votes on executive compensation every year, as recommended by our Board of Directors. The Board has determined that an advisory say-on-pay resolution will be included in the Company’s proxy materials every year commencing in 2018 until the next frequency vote, which will be held in 2023. The frequency vote is an opportunity for stockholders to cast an advisory vote on the frequency of future say on pay votes, such as this Proposal 2.

This advisory resolution is non-binding on the Company, Board of Directors and Compensation Committee. The Board and Compensation Committee, when appropriate, will review and consider the voting results as one factor when making future decisions and determinations regarding executive compensation and our executive compensation program.

RECOMMENDATION OF THE BOARD OF DIRECTORS — PROPOSAL 2

The Board of Directors unanimously recommends that stockholders vote FOR the approval of the advisory resolution on executive compensation. The Designated Proxy Holders of proxies solicited by the Board in this Proxy Statement will vote the proxies as directed on each proxy, or if no instruction is made, for the approval of the advisory resolution on executive compensation.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP (“KPMG”) is our independent registered public accounting firm. The table that follows sets forth the aggregate fees billed to us by KPMG for professional audit services rendered in connection with the audit of our annual financial statements and internal control over financial reporting for 2019 and 2018. KPMG did not provide any other services to us during those periods.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES FOR 2019 AND 2018
	2019 ($)	2018 ($)
Audit Fees	623,750	653,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	623,750	653,000

Audit Fees. Audit fees consist of fees for (i) the audit of our annual financial statements included in our Annual Reports on Form 10-K for 2019 and 2018, (ii) review of our financial statements included in our Quarterly Reports on Form 10-Q during such periods and (iii) the audit of our internal control over financial reporting during such periods.

Audit-Related Fees. Audit-related fees consist of fees (i) for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and are not reported under Audit Fees and (ii) fees related to audit and attest services not required by laws or regulations and consultations concerning financial accounting and reporting standards.

Tax Fees. Tax fees are defined as fees for professional services for tax compliance, tax advice and tax planning. These services may include assistance regarding federal, state and international tax compliance, tax return preparation, tax audits and customs and duties.

The Audit Committee has reviewed KPMG’s provision of services and believes that these services are compatible with maintaining the independence of KPMG. KPMG did not provide any non-audit services for us in 2019.

The Audit Committee has approved KPMG to perform the review of our first quarter 2020 financial statements. Proposed audit fees for KPMG to serve as our independent registered public accounting firm for the remainder of 2020 will be presented to the Audit Committee for review and approval at the next quarterly meeting.

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES PERFORMED
BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has a policy for pre-approving all audit and non-audit services provided by independent registered public accounting firms. Prior to the engagement of an independent registered public accountant for the next year’s audit, our management will submit to the Audit Committee for approval an itemized list of all audit and non-audit services expected to be rendered during such year and the budgeted fees for such services. The Audit Committee then pre-approves these services according to the categories of service in the Independent Registered Public Accounting Firm Fees for 2019 and 2018 table. When determining whether a service should receive pre-approval, the Audit Committee considers whether such services are consistent with the SEC rules regarding auditor independence. In the event circumstances arise and it becomes necessary to engage the independent registered public accountants for additional services not contemplated in the original pre-approval, the Audit Committee will approve such additional services prior to the commencement of the engagement and provision of such services.

Pursuant to its charter, the Audit Committee may delegate to its Chair the pre-approval authority to address any requests for pre-approval of services between Audit Committee meetings, and such Chair must report any such pre-approval decisions to the committee at its next meeting. Our management and independent registered public accounting firm periodically report to the full Audit Committee (i) the extent of services provided by such accounting firm in accordance with this pre-approval and (ii) the fees for services performed to date.

We did not pay any fees categorized as Audit-Related Fees, Tax Fees or All Other Fees to KPMG during 2019 and 2018. Accordingly, the Audit Committee did not approve any fees during these periods that related to the waiver of pre-approval provisions or the de minimis exception set forth in applicable SEC rules.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the U.S. Securities and Exchange Commission, nor shall this report be subject to Regulation 14A (other than as indicated) or to the liabilities set forth in Section 18 of the Securities Exchange Act of 1934. This report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference or treats it as soliciting material.

The Audit Committee of the Board of Directors is comprised of Ms. Duren and Messrs. Gallagher, Holmes, Jung and Timmerman. Mr. Jung is the Chair of the Audit Committee. All of the Audit Committee members are qualified independent directors under the audit committee structure and membership requirements of the NASDAQ and SEC rules and regulations. The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the financial reporting process of Werner Enterprises, Inc. (the “Company”). The Audit Committee conducts its oversight activities by exercising the certain responsibilities and powers set forth in its written charter adopted by the Board. A copy of the charter is available on the Company’s website.

The general duties of the Audit Committee include reviewing the Company’s financial information that will be presented to stockholders and filed with the SEC; appointing the independent registered public accounting firm; reviewing services provided by the Company’s independent auditors and internal audit department; and evaluating the Company’s accounting policies and its system of established internal controls. In its oversight of the independent registered public accounting firm, the Audit Committee reviews the scope of the audit, audit fees, auditor independence matters and the extent to which the independent auditors are retained to perform non-audit services for the Company.

The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. Rather, the Company’s management is responsible for the preparation, consistency, integrity and fair presentation of the Company’s financial statements, accounting and financial principles, internal control and disclosure control systems and procedures designed to ensure compliance with applicable accounting standards, laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing independent quarterly reviews and an independent annual audit of the financial statements and internal control over financial reporting and for expressing an opinion on the conformity of those statements with accounting principles generally accepted in the United States of America (“GAAP”) and an opinion on the effectiveness of the Company’s internal control over financial reporting.

In conjunction with the preparation of the Company’s 2019 audited consolidated financial statements, the Audit Committee met with both management and the independent auditors of the Company to review and discuss significant accounting issues and the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for 2019 prior to the issuance of such financial statements. Management advised the Audit Committee that such financial statements were prepared in accordance with GAAP, and the Audit Committee discussed such financial statements with management and the independent auditors. The Audit Committee’s assessment included a discussion with the Company’s independent auditors regarding matters that are required to be discussed pursuant to applicable standards of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee also received and reviewed the written disclosures and letter submitted to the committee by the Company’s independent auditors, KPMG LLP. Such written disclosures and letter are required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence. The Audit Committee and KPMG LLP also discussed KPMG LLP’s independence as the independent auditors of the Company.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2019, for filing with the SEC.
Patrick J. Jung, Chair
Diane K. Duren
Michael L. Gallagher
Jack A. Holmes
Gerald H. Timmerman

RECOMMENDATION OF THE BOARD OF DIRECTORS — PROPOSAL 3

We are asking stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for 2020. Although this stockholder ratification is not required by our By-Laws, Audit Committee charter or otherwise, the Board of Directors is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate governance.

In the event our stockholders do not ratify the appointment of KPMG, then our Audit Committee and Board of Directors will reconsider the appointment. Even if our stockholders ratify the selection of KPMG, the Audit Committee will retain its authority to, in its discretion and at any time during 2020, select a different independent registered public accounting firm or terminate KPMG if the Audit Committee determines that such a change would be in our best interests and those of our stockholders.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020. The Designated Proxy Holder of proxies solicited by the Board in this Proxy Statement will vote the proxies as directed on each proxy, or if no instruction is made, for the ratification of the appointment of KPMG LLP.

TRANSACTIONS WITH RELATED PERSONS

REVIEW AND APPROVAL OF RELATED PERSON TRANSACTIONS

Our Governance Committee charter requires the Governance Committee (each member of which is independent under applicable NASDAQ listing standards and SEC rules) to oversee administration of our policies with respect to related person transactions and to review and approve all related person transactions submitted to the Governance Committee when such approval is required under the NASDAQ and SEC rules and regulations. The Company discloses related person transactions that are required to be disclosed under SEC rules in its applicable SEC filings.

For purposes of Item 404 of SEC Regulation S-K, a “related person transaction” is generally any effected or proposed transaction, arrangement or relationship in which:

(i)	The Company was or is to be a participant;

(ii)	The amount involved exceeds or is expected to exceed $120,000; and

(iii)	Any “related person” has an interest.

Under Item 404, “related person” generally means:

•	A director or director nominee of the Company;

•	An executive officer of the Company;

•	A security holder who is known to be the beneficial owner of more than 5% of our common stock;

•
Any “immediate family member” of a director, director nominee, executive officer or beneficial owner of more than 5% of our common stock. “Immediate family members” include spouse, children, parents, siblings, in-laws, stepparents and stepchildren and any other person sharing the related person’s household; or

•
Any firm, corporation or other entity in which any of the foregoing persons (i) is employed by, a director of or a partner or principal in such entity or (ii) has a beneficial ownership interest of 10% or more.

RELATED PERSON TRANSACTIONS

Land Lease Agreement. The Company leases certain land from the Clarence L. Werner Revocable Trust (the “Trust”), a related person. CL Werner, Chairman and Chief Executive Officer of Werner Enterprises, Inc., is the sole trustee of the Trust. On February 8, 2007, the Company entered into a revised Lease Agreement, effective as of May 21, 2002 (the “Lease Agreement”), and a License Agreement (the “License Agreement”) with CL Werner in his capacity as trustee. The Lease Agreement and License Agreement were approved by the disinterested members of the Board of Directors at the Board’s February 8, 2007 meeting. The Lease Agreement was originally entered into between the parties on May 21, 2002 with a 10-year lease term commencing June 1, 2002 (the “2002 Lease Agreement”).

The Lease Agreement covers the lease of land comprising approximately 35 acres (referred to as the “Lodge Premises”), with improvements consisting of lodging facilities and a sporting clay range which the Company uses for business meetings and customer and supplier promotion. The 2002 Lease Agreement provided for a non-exclusive license to use for hunting purposes a contiguous portion of farmland comprising approximately 580 acres (referred to as the “Farmland Premises”). These license rights were deleted from the Lease Agreement and incorporated into the License Agreement.

The Lease Agreement’s initial ten-year term expired May 31, 2012. The Lease Agreement gives the Company the option to extend such agreement for two additional five-year periods, through 2017 and 2022, respectively. The Company exercised its option to extend the term of the lease to May 31, 2022. Under the Lease Agreement, the Company also makes annual rental payments of one Dollar ($1.00) per year, and the Company is responsible for the real estate taxes and maintenance costs on the Lodge Premises. These costs totaled approximately $80,000 in 2019. The terms of the Lease Agreement also permit CL Werner, in his capacity as landlord, to receive as rent use of the Lodge Premises and Farmland Premises for personal use.

Under the Lease Agreement, at any time during the lease or any extension thereof, the Company has the option to purchase the Lodge Premises from the Trust at its current market value, excluding the value of all leasehold improvements the Company made. The Company also has a right of first refusal to purchase the Lodge Premises, or any part thereof, if the Trust receives an offer from an unrelated third party to purchase the Lodge Premises. The Trust has the option at any time during the lease to demand that the Company exercise its option to purchase the Lodge Premises. If the Company does not elect to purchase the Lodge Premises as demanded by the Trust, then the Company’s option to purchase at any time during the lease is forfeited; however, the Company will retain the right of first refusal with respect to a purchase offer from an unrelated third party. If, at the termination of either of the two five-year renewal periods, the Company has not exercised its option to purchase the Lodge Premises accordingly, the leasehold improvements become the property of the Trust. However, the Company currently intends to exercise its option to purchase the Lodge Premises at its current market value prior to the completion of the lease period, including the two five-year renewal periods. The Company has made leasehold improvements to the Lodge Premises since the inception of the lease agreement in 1994. The cost of these improvements was approximately $7.0 million, and the net book value (cost less accumulated depreciation) at December 31, 2019 was approximately $2.6 million.

The revisions to the Lease Agreement removed the provisions relating to the Farmland Premises (including the option to purchase rights), as of the effective date of the 2002 Lease Agreement, and the Company and the Trust entered into the separate License Agreement defining the Company’s respective rights to the Farmland Premises. Under the License Agreement, the Company and its invitees are granted a non-exclusive right to hunt and fish on the Farmland Premises, for a term of one year, which is automatically renewable unless either party terminates not less than 30 days prior to the end of the current annual term. The Trust agrees to use its best efforts to maintain a controlled shooting area permit on the Farmland Premises while the License Agreement is effective and to maintain the land in a manner to maximize hunting cover for game birds. In consideration of the license to hunt and fish on the Farmland Premises, the Company agrees to pay the Trust an amount equal to the real property taxes and special assessments levied on the land and the cost of all fertilizer and seed used to maintain the hunting cover and crops located on the land. Such costs were approximately $32,000 for 2019.

Family Members of Executive Officers and Directors. The Company employs family members of certain executive officers and directors. Such family members are employed on the same terms and conditions as non-related employees, and their total compensation is commensurate with that of their peers. In 2019, the Company employed one individual who is considered a “related person” under Item 404 of Regulation S-K of the SEC, and this individual’s total compensation was $203,248. This amount include all elements of compensation received by the individual, including cash compensation, equity awards, perquisites and other personal benefits and forms of compensation. The Company also employed three other related persons during 2019, none of whom received compensation in excess of $120,000.

Aircraft Charter Services and Private Aircraft Usage. During 2019, the Company used aircraft charter services for Company business travel pursuant to a customary charter arrangement with an aircraft charter and management entity owned by the son-in-law of CL Werner. On certain occasions when Mr. Werner and/or other executives traveled on Company business, the aircraft used for such charters were private aircraft owned by CL Werner. The Company pays an hourly rate as well as certain charter-related additional expenses such as landing fees, crew expenses, catering and federal excise taxes. The Company paid a total of $310,445 to the aircraft charter entity in 2019 for aircraft charters and the charter-related additional expenses and excise taxes, of which $244,500 represented charter fees for the private aircraft owned by Mr. Werner.

Gregory L. Werner Severance Agreement. Effective August 27, 2015, Gregory L. Werner resigned as our Chief Executive Officer. In connection with his resignation, Mr. Werner and the Company entered into a Severance Agreement and Release (the “Severance Agreement”) dated August 27, 2015, the terms of which were approved by the Compensation Committee. Under the Severance Agreement and subject to the terms and conditions set forth therein, the Company and Mr. Werner agreed to the following severance benefits: (i) a cash severance benefit of $4.0 million, payable in ten (10) semi-annual installments of $400,000 each on January 1 and July 1 of each year, with the first payment to be made on January 1, 2016 and the last payment to be made on July 1, 2020, and (ii) payment of Mr. Werner’s COBRA premiums for continuation of health benefits for a period of 18 months. In accordance with the terms of Mr. Werner’s previously granted equity compensation award agreements and the Company’s Amended and Restated Equity Plan, all unvested equity awards were forfeited upon the effective date of his resignation. Mr. Werner retired from the Board effective March 24, 2020.

OTHER BUSINESS

We do not know of any business that will be presented for consideration at the 2020 Annual Meeting of Stockholders other than that described in this Proxy Statement. As to other business (if any) that may properly be brought before the meeting, we intend that proxies solicited by the Board will be voted in accordance with the best judgment of the person voting the proxies.

STOCKHOLDER PROPOSALS

Only stockholders of record as of March 23, 2020, are entitled to bring business before the 2020 Annual Meeting. All stockholder proposals must be in writing and include the following:

(i)	A brief description of the business the stockholder desires to bring before the Annual Meeting;

(ii)	The reason for conducting such proposed business at the Annual Meeting;

(iii)	The name and address of the stockholder proposing such business;

(iv)	The number of shares of our common stock beneficially owned by such stockholder; and

(v)	Any material interest of the stockholder in such business.

To be eligible for inclusion in our 2021 Proxy Materials: Stockholder proposals intended to be presented at our 2021 Annual Meeting of Stockholders must be in writing and be received by the Corporate Secretary at our executive offices on or before December 4, 2020. The inclusion of any such stockholder proposal in our 2021 Proxy Materials will be considered untimely if received after December 4, 2020. Stockholders may submit nominations for directors to be elected at the 2021 Annual Meeting of Stockholders, and such nominations must be contained in a written proposal and delivered to the Corporate Secretary at our executive offices by December 4, 2020. For a description of the process of submitting stockholder nominations for director, refer to the Director Nomination Process section under Corporate Governance in this Proxy Statement.

All written stockholder proposals (whether for the recommendation of director candidates or the proposal of other business) are subject to and must comply with the applicable rules and regulations under the Exchange Act, including Rule 14a-8. Rule 14a-8 provides requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. The address for our Corporate Secretary and executive offices is provided in the Contacting the Corporate Secretary and Executive Offices section of this Proxy Statement.

Regarding proposals not to be included in our 2020 Proxy Materials: Stockholders may present proposals for consideration at the 2020 Annual Meeting of Stockholders that are not intended for inclusion in the 2020 Proxy Materials. These proposals must be received in writing by the Corporate Secretary at our executive offices no later than April 22, 2020 for the 2020 Annual Meeting. Pursuant to our By-Laws, stockholders may make other proposals at the Annual Meeting to be discussed and considered; but unless the Corporate Secretary receives the written proposal at least twenty days before the Annual Meeting, such proposal will be considered untimely and will not be acted upon. Instead, the proposal will be laid over for action at the next stockholder meeting.

STOCKHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding” pursuant to SEC rules and regulations. Under this procedure, we will deliver only one copy of this Proxy Statement and our 2019 Annual Report to multiple stockholders who share the same mailing address (if they appear to be members of the same family), unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate Proxies. This procedure reduces our printing and mailing costs and fees.

We will promptly deliver, upon written or oral request, a separate copy of this Proxy Statement and the 2019 Annual Report to any stockholder at a shared address to which a single copy of either of those documents was delivered. To request a separate copy of this Proxy Statement and/or the 2019 Annual Report, stockholders may write or call our Corporate Secretary at our executive offices. You will not be charged for any requested copies. This Proxy Statement and our 2019 Annual Report are also available on our website.

Householding of proxy materials occurs when you provide us or your broker with a written householding consent. Stockholders who would like to revoke their householding consent and receive a separate copy of our subsequent proxy statements and annual reports to stockholders should contact their broker (if the shares are held in a brokerage account) or our Corporate Secretary (if you hold registered shares). Stockholders who share a mailing address and receive multiple copies of proxy materials but would like to participate in householding and receive a single copy of our proxy materials should contact their broker or our Corporate Secretary.

CONTACTING THE CORPORATE SECRETARY AND EXECUTIVE OFFICES

Our Corporate Secretary is James L. Johnson. The mailing address, telephone numbers and e-mail address for our Corporate Secretary and executive offices are:
Werner Enterprises, Inc.
Attention: Corporate Secretary
Post Office Box 45308
Omaha, Nebraska 68145-0308
Telephone: (402) 895-6640
Toll-Free: (800) 228-2240
E-Mail: invrelations@werner.com

INTERNET WEBSITE AND AVAILABILITY OF MATERIALS

Our Internet website, as referred to in this Proxy Statement, is: http://www.werner.com, under the “Investors” link. This Proxy Statement, the Notice of Annual Meeting of Stockholders and 2019 Annual Report (including our Annual Report on Form 10-K for 2019) are available on our website. Our prior proxy statements, annual reports and SEC filings are also included on the website. You may obtain a copy of these materials, without charge, on our website or by contacting the Corporate Secretary.

By Order of the Board of Directors,

James L. Johnson
Omaha, Nebraska	Executive Vice President, Chief Accounting Officer
April 3, 2020	& Corporate Secretary

WERNER ENTERPRISES, INC.
Post Office Box 45308
Omaha, Nebraska 68145-0308

PROXY

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held Tuesday, May 12, 2020. The undersigned stockholder hereby acts by proxy and appoints Clarence L. Werner and Derek J. Leathers to act as duly authorized attorneys-in-fact and proxies (collectively, the “Designated Proxy Holders”), with full power of substitution, to represent and vote, as the undersigned stockholder directs herein, all shares of common stock of Werner Enterprises, Inc., that such stockholder is entitled to vote as of March 23, 2020 at the Annual Meeting of Stockholders to be held on Tuesday, May 12, 2020 (including any adjournments or postponements thereof), and to vote all such shares on any other business that properly comes before such meeting. The proposals to be voted on in this Proxy are not related to, and are not conditioned upon, the approval of other matters.

1.
PROPOSAL 1 – Election of directors. Check only one box. To withhold authority to vote for any individual nominee(s), check “For All Except” and write the number(s) of the nominee(s) on the line beside the box. (Board of Directors recommendation: FOR ALL)

Nominees: 1. Gerald H. Timmerman – Class II 2. Diane K. Duren – Class II

For All ☐	Withhold All ☐	For All Except ☐

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check this box and then indicate the name(s) and the number of votes to be given to such nominee(s) on the line below. Please do not check this box unless you want to exercise cumulative voting. ☐

Cumulate

2.	PROPOSAL 2 – To approve the advisory resolution on executive compensation. Check only one box. (Board of Directors recommendation: FOR)

For ☐	Against ☐	Abstain ☐

3.
PROPOSAL 3 – To ratify the appointment of KPMG LLP as the independent registered public accounting firm of Werner Enterprises, Inc. for the year ending December 31, 2020. Check only one box. (Board of Directors recommendation: FOR)

For ☐	Against ☐	Abstain ☐
This Proxy, when properly executed, will be voted as directed by the undersigned stockholder. If no instruction is given with respect to a proposal, this Proxy will be voted in accordance with the recommendation of the Board of Directors, which is: “FOR ALL” for Proposal 1 (PROXY HOLDERS MAY CUMULATE VOTES) and “FOR” for Proposals 2 and 3.
Please date, sign and print your name.*

IF HELD JOINTLY:

Signature	Date	Signature	Date

Printed Name		Printed Name
*When shares are held by joint tenants, both individuals should sign this Proxy. When signing as an attorney, executor, administrator, trustee or guardian, provide your full title. If the stockholder is a corporation or partnership, provide the full corporate or partnership name by the name of the authorized officer or person completing this Proxy.
Please mark, sign, date and promptly return this Proxy using the enclosed postage-paid return envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2020: The Proxy Statement and 2019 Annual Report of Werner Enterprises, Inc. are available, without charge, at http://www.werner.com under the “Investors” link or by contacting the Corporate Secretary by toll free telephone at (800) 228-2240 or by e-mail at invrelations@werner.com.